    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 1996


                                                      REGISTRATION NO. 333-11017
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------

                            SIMULATION SCIENCES INC.
               (Exact name of registrant as specified in charter)

          DELAWARE                          7371                         95-2487793
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
     of incorporation or        Classification Code Number)        Identification Number)
       organization)

                      ------------------------------------

         601 VALENCIA AVENUE, SUITE 100, BREA, CA 92823, (714) 579-0412
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------

            CHARLES R. HARRIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER
    SIMULATION SCIENCES INC., 601 VALENCIA AVENUE, SUITE 100, BREA, CA 92823 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)

                      ------------------------------------

                                With copies to:

            JEFFREY D. SAPER, ESQ.                     ROBERT M. MATTSON, JR., ESQ.
              MARK BONHAM, ESQ.                          KEVIN A. FAULKNER, ESQ.
           ROBERT G. O'CONNOR, ESQ.                      HANS J. BRASSELER, ESQ.
    WILSON SONSINI GOODRICH & ROSATI, P.C.               MORRISON & FOERSTER LLP
              650 PAGE MILL ROAD                    19900 MACARTHUR BLVD., SUITE 1200
         PALO ALTO, CALIFORNIA 94304                         IRVINE, CA 92715
                (415) 493-9300                                (714) 251-7500

                      ------------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                      ------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                      ------------------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES
     MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO
     BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                           SUBJECT TO COMPLETION

                                                                 OCTOBER 4, 1996


                                3,600,000 SHARES

                                      LOGO
                                  COMMON STOCK
                               ------------------

     Of the 3,600,000 shares of Common Stock offered hereby, 2,700,000 shares are being sold by Simulation Sciences Inc. ("SimSci" or the "Company") and 900,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SMCI."

                               ------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                              PRICE         UNDERWRITING        PROCEEDS          PROCEEDS TO
                                TO         DISCOUNTS AND           TO               SELLING
                              PUBLIC       COMMISSIONS(1)      COMPANY(2)        STOCKHOLDERS
--------------------------------------------------------------------------------------------------
Per Share..............         $                $                 $                   $
--------------------------------------------------------------------------------------------------
Total(3)...............         $                $                 $                   $
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information relating to indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $1,000,000.

(3) The Company and certain Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to 540,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company and Proceeds to Selling Stockholders will be $          ,
    $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
            , 1996.

ALEX. BROWN & SONS                                   WESSELS, ARNOLD & HENDERSON
       INCORPORATED

               THE DATE OF THIS PROSPECTUS IS             , 1996

                      ------------------------------------

     PRO/II, PROVISION, PROVISION TOOLKIT, PIPEPHASE, HEXTRAN, INPLANT, DATACON, OpenYield, PROTISS and ROM are registered trademarks of the Company. NETOPT is a trademark of the Company. SimSci is a service mark of the Company. All other trademarks or service marks referred to in this Prospectus are the property of their respective owners.
                      ------------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY


    Simulation Sciences Inc. ("SimSci" or the "Company") is a leading provider of commercial simulation software and related services to the process industries, including the petroleum, petrochemical and industrial chemicals process industries and the engineering and construction firms that support those industries. The Company's windows-based graphical user interface and simulation software products are designed to provide the information necessary to increase profitability by reducing capital investment costs, improving plant yields and enhancing management decision making. In addition, the Company's Open Simulation Application Framework ("OSAF"), a SimSci software architecture utilized by the Company's PROVISION product, enables companies in the process industries to integrate their internally developed software and third-party software with the Company's software, thereby helping customers maximize the value of investments in existing technology. SimSci has over 500 customers throughout the process industries and has offices in seven countries supporting sales in over 70 countries worldwide. In February 1996, the Company entered into a joint development agreement with Shell Oil Company to develop a new, real-time simulation and optimization software product.


    According to industry sources, companies in the process industries operate more than 14,000 processing facilities worldwide. Companies in these capital-intensive industries must continually seek ways to increase the efficiency of their plant designs and production operations to increase profitability and improve return on investment. Process industry plant operations are comprised of a series of distinct process steps that involve different chemical reactions and physical processes. The chemistry and physics of these individual process steps can be modeled in software using sophisticated mathematical techniques. Because plants in these industries process very large volumes of materials, even slight increases in efficiency may result in significant increases in profitability. Furthermore, increasingly intense global competition and stringent environmental and safety regulations have placed additional pressure on these industries to optimize the conversion of raw materials into finished products. Today's process industry managers are increasingly seeking to use software modeling for process design, to improve the efficiency of their ongoing operations and to manage their overall plants more profitably.

    PRO/II, the Company's leading steady-state simulation program, enables process design engineers to rigorously model a wide range of organic and inorganic chemical processes, such as those found in the oil and gas, chemical and petrochemical industries. Engineers use PRO/II to design new processes or to troubleshoot, debottleneck and retrofit existing operations to make them operate more efficiently and profitably. SimSci's products are designed to run on industry-standard platforms and software environments, including 32-bit Windows and UNIX, and utilize an easy-to-use graphical user interface. The Company's PROVISION graphical environment enables third-party and in-house software to interoperate with the Company's simulation software through OSAF. The Company also offers a number of other products to simulate various aspects of process industry operations.

    The Company currently has over 500 customers across the major process industries. In 1995 and the six months ended June 30, 1996, 64% and 65%, respectively, of the Company's total revenue was generated from customers outside of the United States. Customers include Amoco Corporation, Arco, BP Oil Company, Chevron U.S.A. Inc., Citgo Petroleum Company, Conoco Inc., Exxon Oil Corporation, Mobil Oil Corporation, Royal Dutch Shell Oil Company, Sun Company Inc., Texaco Refining and Marketing, Inc., Unocal Corporation, Allied Signal Corporation, Hoechst A.G., Imperial Chemical Industries PLC, Mitsubishi Chemical Corporation, Nippon Sanso Corporation, Novacor Chemical Corp., Saudi Basic Industries Corp., Bechtel Corporation, Brown & Root, Inc., Fluor Daniel, Inc., Nippon Oil Engineering and Construction, Raytheon Engineers & Construction and Snamprogetti SpA.


    The Company's strategy is to expand and extend the use of its simulation technology and solutions for design, optimization and management functions throughout the process industries by leveraging core simulation technology, integrating core products into its OSAF architecture, expanding on-line modeling capabilities, penetrating additional process industries and promoting strategic relationships.


    The Company markets its products and services through its direct sales organization complemented by sales agents and distributors. As of June 30, 1996, the Company's global direct sales force included 26 sales personnel located in three sales and support offices in the United States and international sales offices in the United Kingdom, Germany, Egypt, Japan, Singapore and Venezuela. SimSci also markets its products at a substantial discount to universities for use in teaching and research, participates in industry trade shows, conducts direct mail campaigns and sponsors industry conferences and seminars.

    The Company was incorporated in California in 1967 and reincorporated in Delaware in September 1996. The Company's principal offices are located at 601 Valencia Avenue, Suite 100, Brea, California 92823 and its telephone number at that location is (714) 579-0412.

                                  THE OFFERING

Common Stock offered by the Company.................  2,700,000 shares
Common Stock offered by the Selling Stockholders....  900,000 shares
Common Stock to be outstanding after the offering...  9,400,503 shares(1)
Use of proceeds.....................................  For working capital and other general corporate purposes. See "Use of
                                                      Proceeds."
Nasdaq National Market symbol.......................  SMCI

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS ENDED
                                          FISCAL YEAR ENDED DECEMBER 31,                JUNE 30,
                                  -----------------------------------------------   -----------------
                                   1991      1992      1993      1994      1995      1995      1996
                                  -------   -------   -------   -------   -------   -------   -------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue...................  $21,513   $23,940   $28,144   $28,252   $33,119   $15,246   $21,791
Gross profit....................   17,769    19,855    24,014    21,564    26,359    12,147    18,460
Total operating expenses........   17,527    19,009    21,857    23,965    24,152    11,362    17,250
Income (loss) from operations...      242       846     2,157    (2,401)    2,207       784     1,210
Net income (loss)...............      114       536     1,604    (1,642)    1,355       620       810
Pro forma net income per
  share.........................                                          $   .17             $   .10
Pro forma weighted average
  common shares(2)..............                                            7,789               7,789

                                                                            JUNE 30, 1996
                                                                   -------------------------------
                                                                   PRO FORMA(2)     AS ADJUSTED(3)
                                                                   ------------     --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital..............................................      $  2,316          $ 24,291
  Total assets.................................................        22,596            44,007
  Total liabilities............................................        11,874            11,686
  Total stockholders' equity...................................        10,722            32,321

---------------

(1) Excludes (i) 1,514,166 shares of Common Stock issuable upon the exercise of outstanding options at June 30, 1996 under the Company's 1994 Stock Option Plan at a weighted average exercise price of $4.26 per share, (ii) options to purchase an additional 26,667 shares granted after June 30, 1996 and the cancellation of options for 12,000 shares after June 30, 1996 and (iii) 438,598 shares issuable upon the exercise of outstanding warrants at $2.85 per share. Includes 8,000 shares of Common Stock issued upon the exercise of options after June 30, 1996.


(2) Reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock at the closing of this offering. See "Capitalization" and Note 4 of Notes to Consolidated Financial Statements. The Company has not declared or paid any cash dividends on the Common Stock for more than five years and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."


(3) Adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                            ------------------------

     Except as otherwise specified, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects the conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock, which will occur automatically at the closing of this offering; (iii) reflects a one-for-three reverse stock split to be effective prior to the closing of this offering; and (iv) reflects the reincorporation of the Company in the State of Delaware in September 1996. See "Underwriting."

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein.

     Fluctuations in Future Operating Results. The Company's operating results have fluctuated in the past and may fluctuate significantly from quarter to quarter or on an annual basis in the future as a result of a number of factors, including, but not limited to: the size and timing of customer orders; changes in license renewal rates, delays in renewals or failure of existing customers to renew their licenses with the Company when their current licenses expire; the length of the Company's sales cycle; changes in contract terms (including terms affecting the timing of recognition of license revenue) and the rate at which such changes are made; success of the Company's service offerings; timing of new product announcements and introductions by the Company and its competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; deferrals of customer orders in anticipation of new products or product enhancements; the Company's ability to control costs, including the need for, and degree of use of, third-party contractors; the availability of components; political instability in, or trade embargoes with respect to, foreign markets; changes in the Company's management team; and fluctuating economic conditions. The Company's future operating results may fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition. It is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company ships software products within a short period after receipt of a new order and typically does not have a material backlog of unfilled orders. Revenue in any quarter is dependent (and will become substantially dependent as the Company increases the number of contracts for new and renewing customers that result in the recognition of license revenue upon shipment) on orders booked and license renewals in that quarter and are not predictable with any degree of certainty. In addition, the Company typically experiences a seasonal increase in sales during the quarter ended December 31 of each year. Since the Company's expense levels are based in part on its expectations regarding future revenue, if revenue is below expectations in any given quarter, the adverse effect may be magnified by the Company's inability to adjust spending in a timely manner to compensate for any revenue shortfall. In addition, a customer's purchase of the Company's products generally involves a significant commitment of capital with the attendant delays frequently associated with authorization procedures for substantial capital expenditures within large organizations. Moreover, because customers are purchasing larger and more complex simulation software products, the average order value has been increasing and purchases of the Company's products require approval at higher executive levels. For these and other reasons, the sales cycles for the Company's products can be lengthy and are subject to a number of significant risks over which the Company has little or no control. As a result of the large dollar amounts represented by a single order, the timing of the receipt of an order can have a significant impact on the Company's revenues and earnings for a particular period. Any significant or ongoing failure to reach definitive agreements with customers, including renewals of current licensing agreements upon their expiration, would have a material adverse effect on the Company's business, operating results and financial condition. In 1994, the Company experienced delays in the completion of Rigorous On-line Modeling ("ROM") projects that resulted in a material adverse effect on the Company's operating results, and no assurance can be given that the Company will not experience similar delays with respect to ROM or any of its products or services in the future, or that any such delay would not have a material adverse effect on the Company's business, operating results and financial condition.

     Product Concentration. The Company derives a substantial portion of its total revenue from sales of its PRO/II simulation product. Revenue attributable to sales of PRO/II accounted for approximately 70% of the Company's total revenue in each of the last three years and the six months ended June 30, 1996. The Company currently expects PRO/II, individually or integrated with other products, to account for a significant portion of the Company's total revenue in the future. Accordingly, factors adversely affecting the pricing of or demand for PRO/II, including products and pricing terms offered by competitors, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend in significant part on the successful development, introduction and customer acceptance of enhanced versions of PRO/II or new or enhanced products that integrate with PRO/II. There can be no assurance that the Company will be successful in marketing the PRO/II product, enhancements to PRO/II or enhanced products that integrate with PRO/II in the future. See "Business -- Products and Services."

     Concentration of Revenue in the Petroleum Industry. The Company derives a substantial majority of its total revenue from software licenses and services to companies in the petroleum industry, which is highly cyclical. Accordingly, the Company's future success is dependent upon the continued demand for process engineering software by companies in the petroleum industry. The Company believes that pricing pressures experienced by petroleum companies in connection with cost containment measures have led to delays and reductions in certain capital and operating expenditures by many of such companies in the past, and such delays or reductions could recur in the future. Any such delays, reductions or fluctuations could have a material adverse effect on the Company's business, operating results and financial condition. Further, the Company's revenue has in the past been, and may in the future be, subject to substantial period-to-period fluctuations as a consequence of general domestic and foreign economic conditions, political developments and other factors affecting spending in the petroleum industry. The Company intends to develop new products and product enhancements for other process industries, including the chemical process industry. However, there can be no assurance that such products or product enhancements, once introduced, will achieve their intended benefits, compete successfully with in-house or commercial products that are more established in such other process industries or achieve market acceptance in such other process industries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Contract Renewals; Need to Achieve Greater Market Penetration. The Company derives a significant portion of its total revenue from the renewal of license agreements with existing customers. The Company expects contract renewals to account for an increasing portion of the Company's total revenue in the future as the Company increases the number of contracts for renewing customers that result in the recognition of license revenue upon shipment. The Company's license agreements generally have one to five-year terms and do not obligate the customer to renew. The Company's ability to secure renewals may be affected by, among other factors, its ability to deliver consistent, high-quality and timely product enhancements; ownership or management changes within customer organizations, including acquisitions of customers by other companies; customer capital budget constraints; the introduction of competing products by third parties; political and economic stability in customers' markets; and other factors, many of which may be beyond the control of the Company. There can be no assurance that the Company will be able to maintain its historical renewal rates, and any significant or ongoing decline in renewal rates would have a material adverse effect on the Company's business, operating results and financial condition.

     The success of the Company's strategy is dependent upon increased market acceptance of commercial simulation software in general, and of the Company's software products and services in particular, in the process industries. Increased market acceptance of the Company's products by such companies depends upon several factors, including the performance of the Company's products, accuracy of results obtained by using those products, ease of implementation and use, breadth and integration of product offerings and, generally, the extent to which users achieve the intended cost savings and productivity gains from their use of the Company's products. There can be no assurance that the Company's customers will realize the intended benefits of simulation and modeling software in general, and of the Company's products in particular, or that such software or the Company's products will achieve increased market acceptance in the process industries. Any significant or ongoing failure to achieve such benefits or to increase market acceptance would substantially restrict the future growth of the Company and could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Industry Background."

     Competition. The market for commercial simulation software used in the petroleum, chemical and other process industries is intensely competitive and is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. The Company experiences its primary competition from potential customers' decisions to develop their own software internally rather than purchasing commercial software products such as those offered by the Company. As a result, the Company must continuously educate existing and prospective customers about the advantages of purchasing the Company's products and services. There can be no assurance that these customers or other potential customers will perceive sufficient value in the Company's products and services to justify purchasing them. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing products and services.

     The Company has experienced and expects to continue to experience competition from current and future competitors, some of which have significantly greater financial, technical, marketing and other resources than the Company. The Company's current direct competitors include, among others, Aspen Technology, Inc., Hyprotech Ltd. and Chemstations, Inc., and, with respect to the Company's technology and consulting services, the Hi-Spec division of Honeywell, Inc., the Setpoint and DMCC divisions of Aspen Technology, Inc. and ABB Simcon Inc. Certain of the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company. Also, several of the Company's current and potential competitors have greater name recognition and larger installed bases that could be leveraged to increase market share at the Company's expense. The Company expects to face increased competition as other established and emerging companies enter the commercial simulation software market in the process industries and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduction in license renewals and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors have in the recent past, and may in the future, make strategic acquisitions, merge or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current or prospective customers. Such competition could materially adversely affect the Company's ability to sell new or renewal licenses and maintenance and service agreements on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of licenses for its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Competition."

     Risks Associated With International Operations. A significant portion of the Company's total revenue is derived from customers outside the United States, and the Company anticipates that international revenue will continue to be significant in the future. Revenue from customers outside the United States accounted for 58%, 62%, 64% and 65% of total revenue in 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other barriers, political and economic instability, limited intellectual property protection, difficulties in collecting payments due from sales agents or customers, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations, and potentially adverse tax consequences. The Company derives substantial revenue from the sale of products to customers in the Middle East and in the past has been required to discontinue shipments to such customers due to trade embargoes imposed by the United States. There can be no assurance that future trade embargoes or any of the other foregoing factors will not have a material adverse effect on the Company's international operations and therefore its business, operating results and financial condition. Certain of the Company's direct international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on the Company's operating results and financial condition cannot be accurately predicted. The Company does not currently engage in currency exchange rate hedging transactions, and there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on revenue from international sales and thus the Company's business, operating results and financial condition. The Company may engage in hedging in the future; however, there can be no assurance that any currency hedging policies implemented by the Company in the future will be successful. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Strategic Relationships. The Company is dependent in part on a number of strategic alliances for the joint development and marketing of its products. For example, the Company has entered into a joint development agreement with Shell Oil Company with respect to the Company's ROMEO project, is jointly developing its NETOPT product with Mobil Corporation, is jointly developing PROTISS with Strategic Analysis and Simulation Technology, Ltd. and has recently entered into a memorandum of understanding with the petroleum industry business unit of IBM regarding joint development, marketing and sales activities. There can be no assurance that the Company's strategic partners will not revoke their commitment to the Company's products or services at any time in the future, that they will not develop their own competitive products or services, or that the software of other companies that is integrated with the Company's software or services will not contain defects or errors or will achieve market acceptance or commercial success. Accordingly, there can be no assurance that the Company's existing or future relationships will result in sustained business alliances, successful product or service offerings or the generation of significant revenues for the Company. Failure of one or more of the Company's strategic alliances to achieve commercial success, or the termination of one or more of such alliances, could result in delay or termination of product development projects, reduction in market penetration, decreased ability to win new customers or loss of confidence by current or potential customers, any of which could have a material adverse effect on the Company's business, results of operations or financial condition. See
"Business -- Products and Services" and "-- Product Development."

     Dependence Upon Product Development; Rapid Technological Change. The software market in which the Company competes is subject to rapid technological change, frequent introductions of new products, changes in customer demand and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company's future results of operations will depend in part upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to its existing products and new products on a timely basis that keep pace with such technological developments, emerging industry standards and customer requirements. There can be no assurance that the Company will be successful in developing and marketing enhancements that respond to technological change, evolving industry standards or customer requirements, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company has in the past experienced delays in the release dates of enhancements to certain of its products. If release dates of any new significant products or product enhancements are delayed or if they fail to achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of current versions of its products, which could in turn have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

     Limited Time Under Current Management Team; Management of
Growth. Substantially all of the Company's current executive management team has joined the Company in the last two years, including its Chief Executive Officer and Chief Financial Officer, who joined the Company in July 1995 and June 1996, respectively. The Company's business is currently experiencing a period of growth that has placed and is expected to continue to place a significant strain on the Company's personnel and resources. The Company's ability to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information and controls systems on a timely basis, and any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company in the past has experienced difficulties in the management of its service offerings, which difficulties materially and adversely affected the Company's operating results. No assurance can be given that the Company will not experience similar difficulties in the future. See "Management."

     Limited Protection of Proprietary Rights. The Company relies upon a combination of copyright, trade secret and trademark laws to protect its proprietary technology. The Company enters into confidentiality agreements with its employees, developers, distributors and customers and limits access to and distribution of the source code to its software and other proprietary information. However, policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Any such misappropriation of the Company's technology or development of competitive technologies could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the laws of certain countries in which the Company's products are distributed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The laws of many countries in which the Company licenses its products protect trademarks solely on the basis of registration. The Company currently possesses a limited number of trademark registrations in certain foreign jurisdictions and does not possess any foreign copyright or patent registrations. Accordingly, effective trademark and patent protection may be unavailable in certain foreign countries.

     Certain technology used in the Company's current products and products under development, including OpenYield, Visual Flare, NETOPT, PROTISS and ROMEO, is licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, if any, which could prove costly. Also, any such delay could result in a material adverse effect on the Company's business, operating results and financial condition by delaying the Company's ability to ship products.

     The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Moreover, from time to time third parties may assert patent, trademark, copyright and other intellectual property rights to technologies that are important to the Company. In such an event, the Company may be required to incur significant costs in litigating a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license of a third party's proprietary rights in order to continue licensing its products as currently offered or, if such a license is required, that it will be available on terms acceptable to the Company. See "Business -- Proprietary Rights."

     Dependence on Contract Developers. The Company currently subcontracts certain aspects of its research and development to outside contractors. The Company may in the future experience problems with those contractors, such as quality or on-time delivery problems. In addition, certain of these contractors are located in India, and the Company may therefore suffer adverse consequences as a result of communication, cultural or political barriers or because the laws of other countries may be less protective of the Company's intellectual property than are the laws of the United States. In addition, the Company may in the future experience pricing pressure from its contractors. To date, the Company has had only limited experience with the use of research and development contractors. There can be no assurance that the Company will be able to manage its contract developers effectively or that these developers will meet the Company's future requirements for timely delivery of high-quality products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Employees."

     Product Liability. The Company markets its products to customers for process design, simulation and optimization in the petroleum, chemical and other process industries. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any product liability claims to date, the sale and support of its simulation and optimization software may entail the risk of such claims, which are likely to be substantial in light of the applications in which the Company's products are used. The Company maintains insurance against claims associated with the use of its products, but there can be no assurance that its insurance coverage would adequately cover any claim asserted against the Company. A successful product liability claim brought against the Company in excess of its insurance coverage or outside the scope of such coverage could have a material adverse effect upon the Company's business, operating results and financial condition.

     Potential for Software Defects. Complex software products such as those offered by the Company may contain undetected errors or failures commonly referred to as "bugs." There can be no assurance that, despite significant testing by the Company and by current and potential customers, errors will not be found in new products or enhancements to existing products after commencement of commercial shipments. This risk may be more severe with respect to new products where industry standards and customer loyalty are not yet established and where commercial use of the product is not widespread. Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in product introduction and shipments or requiring design modifications that could adversely affect the Company's business, results of operations, or financial condition. See
"Business -- Products and Services" and "-- Product Development."

     Dependence on Key Personnel. The Company's future business results depend in significant part on the Company's Chief Executive Officer and other senior management and key employees, including certain technical, managerial and marketing personnel. The loss of the services of any of these individuals or groups of individuals could have a material adverse effect on the Company's business, operating results and financial condition. None of the Company's executive officers has entered into an employment agreement with the Company. The Company believes that its future business results will also depend in significant part upon its ability to attract, motivate and retain additional highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining the personnel it requires. See "Management."

     Control by Stockholders. Upon completion of the offering, Summit Ventures III, L.P., Summit Investors II, L.P., Enterprise Partners II, L.P. and Enterprise Partners II Associates, L.P. (collectively, the "Investors") will in the aggregate beneficially own approximately 16.3% of the issued and outstanding shares of Common Stock of the Company. In addition, upon completion of the offering, the Company's founders, Dr. Yui L. Wang, N. Fred Brannock and Vincent
S. Verneuil (the "Founders") will in the aggregate beneficially own approximately 28.5% of the issued and outstanding shares of Common Stock of the Company. Accordingly, the Investors and the Founders together will beneficially own 44.8% of the issued and outstanding shares and will therefore have the ability to effectively control the outcome of all matters (including the election of directors, any merger or consolidation, or the sale of all or substantially all of the Company's assets) submitted to the stockholders for approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock. See "Principal and Selling Stockholders."

     Antitakeover Effects of the Company's Charter, Bylaws and Delaware
Law. The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. However, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Furthermore, certain other provisions of the Company's charter and bylaws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital
Stock -- Antitakeover Effects of Provisions of the Company's Charter and Bylaws" and "-- Section 203 of the Delaware General Corporation Law."

     No Prior Public Trading Market; Possible Volatility of Stock Price. Prior to the offering, there has been no public trading market for shares of the Common Stock, and there can be no assurance that an active public trading market will develop following completion of the offering or, if developed, that such market will be sustained. The initial public offering price of the shares of Common Stock will be determined by negotiation between the Company, the Selling Stockholders and the Representatives of the Underwriters and will not necessarily reflect the market price of the Common Stock following the offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

     The market price for the Common Stock following the offering will be affected by a number of factors, including the announcement of new products, product enhancements or new services by the Company or its competitors, quarterly variations in the Company's results of operations or the results of operations of the Company's competitors, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry, general market conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such factors and fluctuations may adversely affect the market price of the Company's Common Stock.


     Broad Management Discretion in Use of Proceeds. The net proceeds to the Company from the sale of the Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be $21.6 million ($26.0 million if the Underwriters over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. While the Company currently anticipates that it may use a portion of such proceeds for continued investments in product development and the expansion of sales and marketing activities, a substantial portion of such proceeds are currently allocated only for general corporate purposes. Consequently, management will have broad discretion over the use of a majority of the proceeds of the offering. See "Use of Proceeds."


     Shares Eligible for Future Sale. Sales of substantial numbers of shares of Common Stock in the public market following the offering could adversely affect the market price of the Common Stock prevailing from time to time. Upon completion of this offering, the Company will have 9,400,503 shares of Common Stock outstanding. Of these outstanding shares, the 3,600,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act as currently in effect. Of the remaining 5,800,503 shares held by existing stockholders, 25,334 shares are "restricted" shares within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act or an exemption therefrom and 5,775,169 shares are eligible for sale without restriction or further registration under Rule 144, unless they are held by "affiliates" of the Company or subject to a "lock-up" agreement.

     Each of the stockholders of the Company has entered into a lock-up agreement providing that such stockholder will not offer, sell, pledge, grant an option for the sale of or otherwise dispose of shares of Common Stock, or any interest therein, or any securities exercisable for or convertible into shares of Common Stock, for a period of 180 days after the effective date of the offering made hereby without the prior written consent of Alex. Brown & Sons Incorporated. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under Rules 144 and 701, unless earlier released from the lock-up agreements, 5,800,503 shares of Common stock will be eligible for sale 180 days after the effective date of the offering made hereby, subject in the case of shares held by "affiliates" of the Company to the volume limitations of Rules 144 and 701.

     In addition, 413,167 shares of Common Stock subject to vested stock options will be eligible for sale upon expiration of the lock-up agreements. As of the date of this Prospectus, the Company had reserved an aggregate of 1,666,667 shares of Common Stock for issuance pursuant to its 1994 Stock Option Plan and options to purchase 1,520,833 shares were outstanding under the 1994 Stock Option Plan, and the Company had reserved 1,000,000, 125,000 and 200,000 shares for issuance under its 1996 Stock Plan, the 1996 Director Option Plan and Employee Stock Purchase Plans, respectively. As soon as practicable following the offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under such plans. Such registration statement will automatically become effective immediately upon filing, and such shares will thereafter be freely transferable, subject to the lock-up agreements summarized above. See "Shares Eligible For Future Sale."


     Dilution. Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of $5.69 per share (assuming an initial public offering price of $9.00 per share) in the net tangible book value per share of the Common Stock. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share are estimated to be $21.6 million ($26.0 million, if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."



     The principal purposes of the offering are to obtain additional working capital, to create a public market for the Company's Common Stock and to facilitate future access by the Company to public equity markets. The Company intends to use the net proceeds for general corporate purposes, including continued investments in product development and expansion of sales and marketing activities. In addition, the Company may use the net proceeds from the sale of the Common Stock offered by the Company hereby for acquisitions of complementary products, technologies or businesses, although the Company is not engaged in any negotiation with respect to any such acquisitions. Pending such uses, the Company will invest the net proceeds from the sale of the Common Stock offered by the Company hereby in short-term, investment grade, interest-bearing securities.


                                DIVIDEND POLICY

     The Company has not declared or paid any cash dividends on the Common Stock for more than five years and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. The Company's line of credit agreement currently prohibits the payment of cash dividends on its capital stock without the lender's consent. Any payment of cash dividends on shares of Common Stock will be within the discretion of the Company's Board of Directors and will depend upon the earnings of the Company, the Company's capital requirements, restrictions imposed by the Company's lenders, applicable requirements of the Delaware General Corporation Law and other factors which are considered relevant by the Company's Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization of the Company at June 30, 1996, the pro forma capitalization of the Company after giving effect to (i) the conversion of all outstanding shares of Preferred Stock to Common Stock on a one-for-one basis and as adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company, and the application of the net proceeds therefrom. See "Use of Proceeds."

                                                                          JUNE 30, 1996
                                                             ---------------------------------------
                                                             ACTUAL    PRO FORMA(1)   AS ADJUSTED(2)
                                                             -------   ------------   --------------
                                                                         (IN THOUSANDS)
STOCKHOLDERS' EQUITY:
  Series A Convertible Preferred Stock, $0.001 par value,
     5,000,000 shares authorized; 1,666,668 issued and
     outstanding actual, none issued or outstanding pro
     forma and as adjusted.................................  $ 4,802     $     --        $     --
  Common Stock, $0.001 par value, 30,000,000 shares
     authorized; 5,025,835 shares issued and outstanding
     actual; 6,692,503 and 9,392,503 shares issued and
     outstanding pro forma and as adjusted(3)..............        5            7               9
  Additional paid-in capital...............................    1,541        6,341          27,938
  Retained earnings........................................    4,374        4,374           4,374
                                                             -------   ------------   --------------
     Total stockholders' equity............................    5,920       10,722          32,321
                                                             -------   ------------   --------------
          Total capitalization.............................  $10,722     $ 10,722        $ 32,321
                                                             =======   ==========     ===========

---------------

(1) Reflects the conversion of all outstanding shares of Preferred Stock into shares of Common Stock on a one-for-one basis. See "Underwriting."

(2) Adjusted to give effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share after deducting the estimated underwriting discount and estimated offering expenses payable by the Company.

(3) Excludes (i) 1,514,166 shares of Common Stock issuable upon the exercise of outstanding options at June 30, 1996 under the Company's 1994 Stock Option Plan at a weighted average exercise price of $4.26 per share, (ii) options to purchase an additional 26,667 shares granted after June 30, 1996, the exercise of options to purchase 8,000 shares of Common Stock after June 30, 1996 and the cancellation of options for 12,000 shares after June 30, 1996 and (iii) 438,598 shares issuable upon the exercise of outstanding warrants at an exercise price of $2.85 per share.

                                    DILUTION

     The pro forma net tangible book value of the Company at June 30, 1996 was $9,345,875, or $1.40 per share of Common Stock after giving effect to (i) a one-for-three reverse stock split to be effected prior to the closing of this offering, (ii) the conversion of all outstanding shares of Preferred Stock into Common Stock on a one-for-one basis and (iii) the reincorporation of the Company in the State of Delaware in September 1996. Pro forma net tangible book value is determined by subtracting total liabilities from net tangible assets, and then dividing by the number of pro forma outstanding shares of Common Stock. After giving effect to the sale of the 2,700,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1996 would have been $31,132,875 or $3.31 per share of Common Stock, representing an immediate increase in net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $5.69 per share to persons purchasing shares of Common Stock offered hereby. The following table illustrates this dilution:

Assumed initial public offering price per share..........................               $ 9.00
  Pro forma net tangible book value per share before offering............    $ 1.40
  Increase per share attributable to new investors.......................      1.91
                                                                             ------
Pro forma net tangible book value per share after offering...............                 3.31
                                                                                        ------
Net tangible book value dilution per share to new investors..............               $ 5.69
                                                                                        ======

     The following table summarizes, on a pro forma basis as of June 30, 1996, after giving effect to the events described above, the number of shares purchased from the Company, the total consideration paid to the Company and the average price per share paid by the Company's existing stockholders and the new investors (assuming an initial public offering price of $9.00 per share).

                                              SHARES PURCHASED       TOTAL CONSIDERATION       AVERAGE
                                            --------------------    ----------------------      PRICE
                                             NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                            ---------    -------    -----------    -------    ---------
Existing stockholders(1).................   6,692,503      71.3%    $ 6,347,745      20.7%     $   .95
New Investors(1).........................   2,700,000      28.7      24,300,000      79.3      $  9.00
                                            ---------    -------    -----------    -------
  Total..................................   9,392,503     100.0%    $30,647,745     100.0%
                                             ========     =====      ==========     =====

---------------

(1) Sales by the Selling Stockholders in the offering made hereby will reduce the number of shares held by existing stockholders to 5,792,503 shares, or 61.7% of the total number of shares of Common Stock outstanding, and will increase the number of shares held by new investors to 3,600,000 shares, or 38.3% of the total number of shares of Common Stock outstanding after this offering.

     The above table excludes (i) 1,514,166 shares issuable upon the exercise of outstanding stock options at June 30, 1996 under the Company's 1994 Stock Option Plan at a weighted average exercise price of $4.26 per share, (ii) options to purchase an additional 26,667 shares issued after June 30, 1996, the exercise of options to purchase 8,000 shares of Common Stock and the cancellation of options for 12,000 shares after June 30, 1996 and (iii) 438,598 shares issuable upon the exercise of outstanding warrants at June 30, 1996 at an exercise price of $2.85 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data presented below as of December 31, 1994 and 1995 and June 30, 1996, and for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996, are derived from the Company's consolidated financial statements included elsewhere in this Prospectus, which were audited by Deloitte and Touche LLP, independent auditors. The selected financial data presented below as of December 31, 1992 and 1993 and for the year ended December 31, 1992 is derived from the Company's consolidated financial statements, not included in this Prospectus, which have been audited by Deloitte and Touche LLP, independent auditors, and the selected financial data presented below as of December 31, 1991 and for the year then ended is derived from other audited consolidated financial statements of the Company not included in this Prospectus. The selected consolidated financial data for the six months ended June 30, 1995 have been derived from the unaudited consolidated financial statements of the Company that have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this Prospectus. Also see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" for a discussion of a change in the Company's license contract terms that affects the comparability of recent revenue to revenue earned before 1996.



                                                                                                        SIX MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                          JUNE 30,
                                           -------------------------------------------------------     -------------------
                                            1991        1992        1993        1994        1995        1995        1996
                                           -------     -------     -------     -------     -------     -------     -------
                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Revenue:
    Software license revenue...........    $19,613     $22,443     $25,048     $25,609     $29,889     $13,953     $19,637
    Services and other revenue.........      1,900       1,497       3,096       2,643       3,230       1,293       2,154
                                           -------     -------     -------     -------     -------     -------     -------
      Total revenue....................     21,513      23,940      28,144      28,252      33,119      15,246      21,791
    Cost of revenue:
    Cost of software license revenue...      3,106       2,849       2,886       3,990       3,509       1,705       1,778
    Cost of services and other
      revenue..........................        638       1,236       1,244       2,698       3,251       1,394       1,553
                                           -------     -------     -------     -------     -------     -------     -------
      Total cost of revenue............      3,744       4,085       4,130       6,688       6,760       3,099       3,331
                                           -------     -------     -------     -------     -------     -------     -------
  Gross profit.........................     17,769      19,855      24,014      21,564      26,359      12,147      18,460
  Operating expenses:
    Sales and marketing................      7,679       8,685       9,842      10,473      11,662       5,663       7,339
    Research and development...........      7,232       7,258       8,230       9,634       8,621       4,331       6,845
    General and administrative.........      2,616       3,066       3,785       3,858       3,869       1,368       3,066
                                           -------     -------     -------     -------     -------     -------     -------
      Total operating expenses.........     17,527      19,009      21,857      23,965      24,152      11,362      17,250
                                           -------     -------     -------     -------     -------     -------     -------
  Income (loss) from operations........        242         846       2,157      (2,401)      2,207         784       1,210
  Interest and other income............        204         271         313         194         100         272         163
                                           -------     -------     -------     -------     -------     -------     -------
  Income (loss) before provision
    (benefit) for income taxes.........        446       1,117       2,470      (2,207)      2,307       1,056       1,373
  Provision (benefit) for income
    taxes..............................        332         581         866        (565)        952         436         563
                                           -------     -------     -------     -------     -------     -------     -------
  Net income (loss)....................    $   114     $   536     $ 1,604     $(1,642)    $ 1,355     $   620     $   810
                                           ========    ========    ========    ========    ========    ========    ========
  Pro forma net income (loss) per
    share..............................                                                    $   .17                 $   .10
                                                                                           ========                ========
  Pro forma weighted average common
    shares.............................                                                      7,789                   7,789
                                                                                           ========                ========


                                                                DECEMBER 31,                                        JUNE
                                           -------------------------------------------------------                   30,
                                            1991        1992        1993        1994        1995                    1996
                                           -------     -------     -------     -------     -------                 -------
                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Working capital......................    $ 4,955     $ 5,943     $ 7,375     $ 5,320     $ 6,415                 $ 2,316
  Total assets.........................     11,446      13,914      16,939      16,293      21,554                  22,596
  Total liabilities....................      3,875       5,807       6,810       7,806      11,712                  11,874
  Total stockholders' equity(1)........      7,571       8,107      10,129       8,487       9,842                  10,722

---------------

(1) Includes amounts attributable to preferred stock. The Company has not declared or paid any cash dividends on the Common Stock for more than five years and does not presently intend to pay cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

     Simulation Sciences Inc. was founded in 1967 to develop simulation technology and software used in the design of refineries for the petroleum industry. Thereafter, the Company developed other software products to address additional needs for plant design and operation within the petroleum industry and later expanded the application of these software products to other process industries, including petrochemicals and chemicals. Since 1994, the Company has been developing products and services that further enhance and optimize plant operation and enable integrated enterprise management. The Company hired substantially all of its current executive management team in 1995.

     The Company generally licenses its software pursuant to non-cancelable, one- to five-year contracts. The Company receives approximately 90% of its worldwide revenue from licenses of its software products. These licenses obligate the Company to provide customer support, maintenance and any product updates. During the past five years, over 95% of all licenses have been renewed. See "Risk Factors -- Dependence on Contract Renewals; Need to Achieve Greater Market Penetration."

     Revenue from the Company's primary simulation product, PRO/II, accounted for approximately 70% of total revenue in each of the last three years. The remainder of the Company's revenue is derived from other products and services, including development, integration, ROM and consulting and training services. International revenue, which includes revenue from international subsidiaries and export sales, accounted for approximately 58%, 62%, 64% and 65% of total revenue in 1993, 1994, 1995 and the six months ended June 30, 1996, respectively.

     The Company recognizes revenue from product licensing agreements in accordance with American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition ("SOP 91-1"). SOP 91-1 generally requires recognition of license revenue upon shipment or renewal and recognition of revenue for maintenance and support ratably over the life of the contract. However, if license fees and maintenance and support charges are not separately identified, then all revenue from the contract must be recognized ratably over its life. More than 95% of the Company's license contracts entered into before 1996 did not separately identify software license fees and charges for maintenance and support obligations. As a result, the Company recognized revenue from these contracts ratably over the terms of such contracts in accordance with SOP 91-1 ("Ratable Revenue"). The remaining contracts identified the cost of the license fee and maintenance and support separately and, under SOP 91-1, the Company recognized revenue from the license portion of the contracts upon shipment or renewal ("License Revenue") and from the maintenance and support portion of such contracts as Ratable Revenue. Accordingly, the revenue recognized under a contract resulting in License Revenue recognition will be higher in the quarter of shipment or renewal, and lower in later quarters, than that recognized under a contract resulting only in Ratable Revenue recognition. In order to more closely conform to industry-standard practices regarding licenses and maintenance agreements, the Company, in 1996, began increasing the number of contracts for new and renewing customers that separately identify software license fees and maintenance and support charges, resulting in recognition of License Revenue on an increased portion of contracts. The Company intends to convert the substantial majority of its contracts to License Revenue terms as new and renewal contracts are executed. For this reason, the Company does not believe that revenue and results of operations for prior periods will be directly comparable to results for 1996 and future periods. Revenue recognition on ROM and other service offerings is based on percentage of completion and on attainment of project milestones.

     In accordance with Financial Accounting Standards Board Statement No. 86, the Company is required to capitalize software development costs incurred after technological feasibility of the product has been established and prior to the first shipment of such product. Because the Company believes that its process for developing software has been essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

OPERATING RESULTS

     The following table sets forth certain items in the Company's Consolidated Statements of Operations expressed as a percentage of total revenue for the periods indicated.

                                                                                     SIX MONTHS
                                                                                        ENDED
                                                      YEAR ENDED DECEMBER 31,         JUNE 30,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Revenue:
  Software license revenue.........................   89.0%     90.6%     90.2%     91.5%     90.1%
  Services and other revenue.......................   11.0       9.4       9.8       8.5       9.9
                                                     -----     -----     -----     -----     -----
          Total revenue............................  100.0     100.0     100.0     100.0     100.0
Cost of revenue:
  Cost of software license revenue.................   10.3      14.1      10.6      11.2       8.2
  Cost of services and other revenue...............    4.4       9.6       9.8       9.1       7.1
                                                     -----     -----     -----     -----     -----
          Total cost of revenue....................   14.7      23.7      20.4      20.3      15.3
                                                     -----     -----     -----     -----     -----
  Gross profit.....................................   85.3      76.3      79.6      79.7      84.7
Operating expenses:
  Sales and marketing..............................   35.0      37.0      35.2      37.1      33.7
  Research and development.........................   29.2      34.1      26.0      28.4      31.4
  General and administrative.......................   13.5      13.7      11.7       9.0      14.1
                                                     -----     -----     -----     -----     -----
          Total operating expenses.................   77.7      84.8      72.9      74.5      79.2
                                                     -----     -----     -----     -----     -----
Income (loss) from operations......................    7.6      (8.5)      6.7       5.2       5.5
Interest and other income..........................    1.1       0.7       0.3       1.7       0.8
Income (loss) before provision (benefit) for income
  taxes............................................    8.7      (7.8)      7.0       6.9       6.3
Provision (benefit) for income taxes...............    3.0      (2.0)      2.9       2.8       2.6
                                                     -----     -----     -----     -----     -----
Net income (loss)..................................    5.7%     (5.8)%     4.1%      4.1%      3.7%
                                                     =====     =====     =====     =====     =====

SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996

     Total Revenue. Total revenue was $15.2 million and $21.8 million for the six months ended June 30, 1995 and 1996, respectively, representing an increase of 43%. Software license revenue includes revenue from software license, maintenance and support fees. Software license revenue was $14.0 million and $19.6 million for the six months ended June 30, 1995 and 1996, respectively, representing an increase of 41%. The increase in software license revenue was attributable to Ratable Revenue from increased unit sales in prior periods, renewals of licenses for higher fees, licenses to new customers and the effect of the change in contract terms. Services and other revenue includes integration, ROM, consulting and training services. Services and other revenue was $1.3 million and $2.2 million for the six months ended June 30, 1995 and 1996, respectively, representing an increase of 67%. This increase in services and other revenue was primarily due to improvement in ROM project management and recruitment of a sufficient number of qualified personnel, which resulted in completion of delayed ROM projects and allowed for the signing and commencement of new projects.

     International revenue was $10.0 million and $14.2 million for the six months ended June 30, 1995 and 1996, respectively, representing an increase of 42%. The increase in international revenue was primarily attributable to increased revenue from PRO/II software licenses and international ROM service projects. The Company anticipates that international revenue may increase as a percentage of total revenue. See "Risk Factors -- Risks Associated With International Operations."


     Cost of Software License Revenue. Cost of software license revenue includes costs of production and distribution, customer support and maintenance, and royalties. Cost of software license revenue was $1.7 million and $1.8 million in the six months ended June 30, 1995 and 1996, respectively. Cost of software license revenue as a percentage of software license revenue was 12% and 9% in the six months ended June 30, 1995 and 1996, respectively. Cost of software license revenue decreased as a percentage of software license revenue primarily due to increases in staffing and support organization levels in 1995 to support a higher revenue base. In the last quarter of 1995, the Company entered into royalty-bearing license agreements with respect to three products it began marketing at that time. Royalties paid from the sale of these products were not significant during the six months ended June 30, 1996. Cost of software license revenue as a percentage of software license revenue will increase if revenue from royalty-bearing products increases as a percentage of software license revenue. Regardless of whether royalty-bearing products begin representing any substantial proportion of software license revenue, the Company anticipates that cost of software license revenue will increase in dollars due to royalties paid on new products that incorporate third-party technology.


     Cost of Services and Other Revenue. Cost of services and other revenue includes costs of personnel involved in training and project execution, as well as travel, third-party professional fees and related administrative costs. Cost of services and other revenue was $1.4 million and $1.6 million in the six months ended June 30, 1995 and 1996, respectively. The increase in cost of services and other revenue in dollars was due primarily to hiring of additional personnel and increased use of engineering resources as a result of increased ROM activity. Cost of services and other revenue as a percentage of services and other revenue was 108% and 72% in the six months ended June 30, 1995 and 1996, respectively. Cost of services and other revenue as a percentage of services and other revenue declined significantly as the Company improved employee productivity in ROM projects. The Company anticipates that cost of services and other revenue will increase in dollars and may fluctuate as a percentage of services and other revenue in the future.

     Sales and Marketing. Sales and marketing expenses include payroll, commissions and related costs attributable to direct sales, technical and marketing personnel. Sales and marketing expenses were $5.7 million and $7.3 million for the six months ended June 30, 1995 and 1996, respectively. Sales and marketing expense as a percentage of total revenue was 37% and 34% for the six months ended June 30, 1995 and 1996, respectively. The dollar increase in sales and marketing expense was due primarily to an increase in the number of sales and marketing professionals and related hiring costs. The Company anticipates that sales and marketing expenses will increase in dollars and will fluctuate as a percentage of total revenue in the future.

     Research and Development. Research and development expenses include payroll and related costs attributable to research and development personnel and development contractors. Research and development expenses were $4.3 million and $6.8 million for the six months ended June 30, 1995 and 1996, respectively. The dollar increase in research and development expenses was due primarily to several product releases, an increase in the number of engineers and third-party contractors involved in research, development of a number of planned upgrades and new products and severance expenses associated with the termination of one executive's employment. Research and development expense as a percentage of total revenue was 28% and 31% in the six months ended June 30, 1995 and 1996, respectively. The Company expects to continue to devote substantial resources to its research and development efforts to continue to develop and support the Company's highly complex software products. Accordingly, the Company anticipates that research and development expenses will increase in dollars and may fluctuate as a percentage of total revenue in the future.

     General and Administrative. General and administrative expenses include accounting, finance, MIS, human resources and administrative expenses. General and administrative expenses were $1.4 million and $3.0 million for the six months ended June 30, 1995 and 1996, respectively. General and administrative expenses as a percentage of total revenue were 9% and 14% in the six months ended June 30, 1995 and 1996, respectively. The increase in general and administrative expenses in dollars and as a percentage of total revenue was due primarily to the addition of senior management personnel. The Company believes that its general and administrative expenses will increase in dollars in the future, and may fluctuate as a percentage of total revenue, due in part to the Company's planned expansion in staffing and costs associated with being a publicly held company.

     Interest and Other Income. Interest and other income consists primarily of investment income and foreign exchange gains and losses. Interest and other income was $272,000 and $163,000 for the six months ended June 30, 1995 and 1996, respectively. In 1995, interest and other income was favorably affected by foreign currency gains.


     Foreign currency gains and losses historically have not been material because most of the Company's contracts are denominated in U.S. dollars. However, certain of the Company's direct international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on the Company's operating results and financial condition cannot be accurately predicted. See "Risk Factors -- Risks Associated With International Operations."


YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

     Total Revenue. The Company's total revenue was $28.1 million, $28.3 million and $33.1 million in 1993, 1994 and 1995, respectively, representing a less than 1% increase from 1993 to 1994 and an increase of 17% from 1994 to 1995. Software license revenue was $25.0 million, $25.6 million and $29.9 million in 1993, 1994, and 1995, respectively, representing an increase of 2% from 1993 to 1994 and an increase of 17% from 1994 to 1995. The modest increase in software license revenue from 1993 to 1994 was primarily due to customer deferral of software license commitments in anticipation of the introduction of PRO/II with PROVISION. The increase in software license revenue from 1994 to 1995 was primarily due to new international licenses and license renewals associated primarily with the September 1994 introduction of PRO/II with PROVISION and increased sales force productivity following the restructuring and expansion of the Company's sales force.

     Services and other revenue was $3.1 million, $2.6 million and $3.2 million in 1993, 1994 and 1995, respectively, representing a decrease of 15% from 1993 to 1994 and an increase of 22% from 1994 to 1995. The decrease in services and other revenue from 1993 to 1994 resulted primarily from delays experienced in the attainment of ROM project milestones due to project management challenges and a shortage in qualified personnel to complete the projects in a timely manner. The increase in services and other revenue from 1994 to 1995 was due primarily to improvement in ROM project management and recruitment of a sufficient number of qualified personnel, which resulted in completion of delayed ROM projects and allowed for the signing and commencement of new projects.

     International revenue was $16.2 million, $17.4 million and $21.3 million in 1993, 1994 and 1995, respectively, representing an increase of 7% from 1993 to 1994 and of 23% from 1994 to 1995.

     Cost of Software License Revenue. Cost of software license revenue was $2.9 million, $4.0 million and $3.5 million in 1993, 1994, and 1995, respectively. Cost of software license revenue as a percentage of software license revenue was 12%, 16%, and 12% in 1993, 1994 and 1995, respectively. The high percentage in 1994 was primarily due to increased customer support and distribution costs associated with the introduction of PRO/II with PROVISION.

     Cost of Services and Other Revenue. Cost of services and other revenue was $1.2 million, $2.7 million and $3.3 million in 1993, 1994 and 1995, respectively. Cost of services and other revenue as a percentage of services and other revenue was 40%, 102% and 101% in 1993, 1994 and 1995, respectively. In 1994 and 1995, the Company's service operations were not profitable due to ineffective utilization of engineering staff and costs associated with delays in completion of ROM projects.

     Sales and Marketing. Sales and marketing expenses were $9.8 million, $10.5 million and $11.7 million in 1993, 1994 and 1995, respectively, representing 35%, 37% and 35% of total revenue, respectively. The dollar increases in sales and marketing expenses were generally attributable to expansion of the Company's sales organization and, in 1995, to costs associated with a restructuring of the Company's sales force.

     Research and Development. Research and development expenses were $8.2 million, $9.6 million and $8.6 million in 1993, 1994 and 1995, respectively, representing 29%, 34% and 26% of total revenue, respectively. The higher level of research and development expense in 1994 was primarily due to contract development costs associated with the completion of PRO/II with PROVISION.

     General and Administrative. General and administrative expenses were $3.8 million, $3.9 million and $3.9 million in 1993, 1994 and 1995, respectively, representing 13%, 14% and 12% of total revenue, respectively.

     Interest and Other Income. Interest and other income consists primarily of investment income and foreign exchange gains and losses. Interest and other income was $313,000, $194,000 and $100,000 in 1993, 1994, and 1995,
respectively. The decrease from 1993 to 1994 was primarily due to a decrease in interest income. The further decrease from 1994 to 1995 was primarily attributable to foreign currency translation losses.

     Provision (Benefit) for Income Taxes. The Company's effective tax rate was 35% in 1993 and 41% in 1995. The increase in the effective tax rate in 1995 was primarily due to the effect of income tax rates and the related tax rate differential effect of the Company's foreign subsidiaries' operations. The tax benefit in 1994 was 26% and was primarily due to a reduction in state tax rates resulting from the tax loss and foreign tax rate differential resulting from the carryback of such taxes.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited statements of operations data for each of the quarters in the six-quarter period ended June 30, 1996, as well as data expressed as a percentage of the Company's revenues for the periods presented. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's audited consolidated financial statements and notes thereto. Quarterly operating results are not necessarily indicative of future results of operations.

                                                              QUARTER ENDED
                                     ---------------------------------------------------------------
                                      MAR.       JUNE      SEPT.       DEC.       MAR.        JUNE
                                      31,        30,        30,        31,         31,         30,
                                      1995       1995       1995       1995       1996        1996
                                     ------     ------     ------     ------     -------     -------
                                                             (IN THOUSANDS)
Revenue:
  Software license revenue.........  $7,127     $6,826     $7,523     $8,413     $ 8,942     $10,695
  Services and other revenue.......     372        921        738      1,199       1,086       1,068
                                     ------     ------     ------     ------     -------     -------
          Total revenue............   7,499      7,747      8,261      9,612      10,028      11,763
Cost of revenue:
  Cost of software license
     revenue.......................     982        723        774      1,030       1,017         761
  Cost of services and other
     revenue.......................     666        729      1,032        824         873         680
                                     ------     ------     ------     ------     -------     -------
          Total cost of revenue....   1,648      1,452      1,806      1,854       1,890       1,441
                                     ------     ------     ------     ------     -------     -------
Gross profit.......................   5,851      6,295      6,455      7,758       8,138      10,322
Operating expenses:
  Sales and marketing..............   2,714      2,949      2,514      3,485       3,548       3,791
  Research and development.........   2,214      2,117      2,122      2,168       2,699       4,146
  General and administrative.......     658        710      1,126      1,375       1,467       1,599
                                     ------     ------     ------     ------     -------     -------
          Total operating
            expenses...............   5,586      5,776      5,762      7,028       7,714       9,536
                                     ------     ------     ------     ------     -------     -------
Income from operations.............     265        519        693        730         424         786
Interest and other income
  (expense)........................     197         75       (135)       (37)         28         135
                                     ------     ------     ------     ------     -------     -------
Income before provision for income
  taxes............................     462        594        558        693         452         921
Provision for income taxes.........     191        245        230        286         185         378
                                     ------     ------     ------     ------     -------     -------
Net income.........................  $  271     $  349     $  328     $  407     $   267     $   543
                                     ======     ======     ======     ======     =======     =======

                                                    AS A PERCENTAGE OF TOTAL REVENUE
                                     ---------------------------------------------------------------
                                      MAR.       JUNE      SEPT.       DEC.       MAR.        JUNE
                                      31,        30,        30,        31,         31,         30,
                                      1995       1995       1995       1995       1996        1996
                                     ------     ------     ------     ------     -------     -------
Revenue:
  Software license revenue.........    95.0%      88.1%      91.1%      87.5%       89.2%       90.9%
  Services and other revenue.......     5.0       11.9        8.9       12.5        10.8         9.1
                                     ------     ------     ------     ------     -------     -------
          Total revenue............   100.0      100.0      100.0      100.0       100.0       100.0
Cost of revenue:
  Cost of software license
     revenue.......................    13.1        9.3        9.4       10.7        10.2         6.5
  Cost of services and other
     revenue.......................     8.9        9.4       12.5        8.6         8.7         5.8
                                     ------     ------     ------     ------     -------     -------
          Total cost of revenue....    22.0       18.7       21.9       19.3        18.9        12.3
                                     ------     ------     ------     ------     -------     -------
Gross profit.......................    78.0       81.3       78.1       80.7        81.1        87.7
Operating expenses:
  Sales and marketing..............    36.2       38.1       30.4       36.2        35.4        32.2
  Research and development.........    29.5       27.3       25.7       22.6        26.9        35.2
  General and administrative.......     8.8        9.2       13.6       14.3        14.6        13.6
                                     ------     ------     ------     ------     -------     -------
          Total operating
            expenses...............    74.5       74.6       69.7       73.1        76.9        81.0
                                     ------     ------     ------     ------     -------     -------
Income from operations.............     3.5        6.7        8.4        7.6         4.2         6.7
Interest and other income
  (expense)........................     2.6        1.0       (1.6)      (0.4)        0.3         1.1
                                     ------     ------     ------     ------     -------     -------
Income before provision for income
  taxes............................     6.1        7.7        6.8        7.2         4.5         7.8
Provision for income taxes.........     2.5        3.2        2.8        3.0         1.8         3.2
                                     ------     ------     ------     ------     -------     -------
Net income.........................     3.6%       4.5%       4.0%       4.2%        2.7%        4.6%
                                     ======     ======     ======     ======     =======     =======

     The Company's operating results have fluctuated in the past and may fluctuate significantly from quarter to quarter or on an annual basis in the future as a result of a number of factors, including, but not limited to: the size and timing of customer orders; changes in license renewal rates, delays in renewals, or failure of existing customers to renew their licenses with the Company when their current licenses expire; the length of the Company's sales cycle; changes in contract terms (including terms affecting the timing of recognition of license revenue); success of the Company's service offerings; timing of new product announcements and introductions by the Company and its competitors; the Company's ability to develop, introduce and market new products and product enhancements; market acceptance of the Company's products; deferrals of customer orders in anticipation of new products or product enhancements; the Company's ability to control costs; the availability of components; political instability in, or trade embargoes with respect to, foreign markets; changes in the Company's management team; and fluctuating economic conditions. The Company's future operating results may fluctuate as a result of these and other factors, which could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company's total revenue increased sequentially in each of the last five quarters. In the quarter ended June 30, 1995, the Company's software license revenue decreased primarily as a result of a decrease in revenue from sales agents in South America in that quarter as compared to the previous quarter. Services and other revenue increased in that quarter as a result of attainment of milestones on various ROM and other engineering projects. In the quarter ended September 30, 1995 the Company's sales and marketing expense decreased due to increased use of sales engineers in the attainment of project milestones, resulting in an allocation of costs associated with such engineers to cost of service revenue. Sales and marketing expense began increasing in the quarter ended December 31, 1995 primarily as a result of an expansion in the sales force and new marketing programs. The Company's research and development expense in the quarters ended March 31 and June 30, 1996 increased primarily in connection with hiring of additional personnel and third-party contractors to complete and introduce product upgrades and new products and a one-time severance payment in the quarter ended June 30, 1996. The Company's general and administrative expense beginning in the quarter ended December 31, 1995 has increased due primarily to costs of hiring new executives since the last half of 1995.

LIQUIDITY AND CAPITAL RESOURCES


     During the past three years, the Company has satisfied its cash needs principally through cash generated from operations. Cash generated from operating activities during 1993 and 1995 was approximately $2.5 million and $2.6 million, respectively, which was primarily attributable to net income and increases in accrued liabilities and deferred revenue, offset in part by increases in accounts receivable and the accrued 401(k) Plan contributions. In 1994, net cash used in operating activities was approximately $2.5 million due primarily to net losses and increases in deferred income taxes, accounts receivable and income tax refund receivable, offset by increases in deferred revenue. The increase in deferred income taxes is primarily related to the net operating loss generated in 1994. The increase in income tax refund receivable is primarily due to the recapture of foreign tax credits paid in 1994 that was carried back to offset federal taxes paid in 1993 and 1992. In 1994 and 1995, the increase in accounts receivable was primarily due to an increase in foreign sales, which generally have longer payment terms. Cash generated by operations during the six months ended June 30, 1996 was $252,000 due to net income, increases in refundable income taxes and other accrued liabilities offset by increases in accounts receivable and other assets from cash used in the acquisition of technology from Shell Oil Company for use in the Company's ROMEO project.


     Cash used in investing activities in 1993 and 1995 was approximately $1.3 million and $1.1 million, respectively, primarily due to purchases of property and equipment. Cash generated from investing activities of $400,000 in 1994 was primarily due to proceeds from property disposition, the sale of marketable securities and proceeds from redemption of officers' life insurance policies offset in part by purchases of property and equipment. Cash used in investing activities during the six months ended June 30, 1996 was $4.1 million, which was attributable to purchases of property and equipment and increases in installments receivable.

     In December 1993, the Company generated cash of approximately $100,000 from financing activities, primarily from the net proceeds from the Preferred Stock issuance and the contribution of an ownership interest in an affiliate, offset by a $5.0 million repurchase of Common Stock from the Company's founders.


     The Company does not anticipate that the increased use of contracts requiring recognition of License Revenue will have a material effect on cash flow in the foreseeable future. At June 30, 1996, the Company had a revolving line of credit with a commercial bank under which it may borrow up to $3.0 million at the bank's prime rate. The agreement expires in October 1996, is collateralized by substantially all of the Company's assets and contains certain financial and other covenants. At June 30, 1996 there were no borrowings outstanding under the agreement. See Note 3 of Notes to Consolidated Financial Statements. The Company's principal commitments at June 30, 1996 consisted of leases on its worldwide offices.



     The Company currently does not anticipate that capital expenditures in the foreseeable future will vary materially from amounts incurred in previous years. The Company believes that existing cash resources, cash flow from operations, if any, and the line of credit facility, together with the net proceeds from the offering made hereby, will be sufficient to fund the Company's operations for at least the next twelve months.

                                    BUSINESS

THE COMPANY

     Simulation Sciences Inc. ("SimSci" or the "Company") is a leading provider of simulation software and related services to the process industries, including the petroleum, petrochemical and industrial chemicals process industries and to the engineering and construction firms that support those industries. Through the Company's windows-based graphical user interface ("GUI") and modeling capabilities, SimSci's simulation software products are designed to provide the information necessary to increase profitability by reducing capital investment costs, improving plant yields and enhancing management decision-making. In addition, the Company's Open Simulation Application Framework enables companies in the process industries to integrate their software with the Company's and other third-party software, thereby maximizing their investments in existing technology. The Company has over 500 customers throughout the process industries and has offices in seven countries supporting sales in over 70 countries worldwide. In February 1996, the Company entered into a joint development agreement with Shell Oil Company to develop a new real-time simulation and optimization software product.

INDUSTRY BACKGROUND

     SimSci provides commercial simulation software and related services to process industries worldwide, including the petroleum, petrochemical and industrial chemical industries. According to industry sources, companies in the process industries operate more than 14,000 processing facilities worldwide. Companies in these capital-intensive process industries must continually seek ways to increase the efficiency of their plant designs and production operations to increase profitability and improve return on investment. Because plants in these industries process very large volumes of materials, even slight increases in efficiency may result in significant increases in profitability. For example, a two cent per barrel reduction in oil processing costs would yield a $1.0 million annual increase in profits for a typical oil refinery that processes 150,000 barrels per day. Furthermore, increasingly intense global competition and stringent environmental and safety regulations have placed additional pressure on these industries to optimize the conversion of raw materials into finished products.

     Process industry plant operations are comprised of a series of distinct process steps that involve different chemical reactions and physical processes. The chemistry and physics of these individual process steps can be modeled in software using sophisticated mathematical techniques. To simulate the performance of specific plants, engineers link mathematical models of each step into overall processes that represent the physical configuration of the plant. Due to the number and complexity of the variables involved, such as the specific chemical properties of the raw materials and the volume, temperature and pressure at which various processes occur, process simulation software is complex and calculation intensive. Engineers use simulation software to analyze the design and operation of the plant and conduct studies to understand process results, operational efficiencies and the economics of production.

     Historically, simulation software was custom-designed by each company and operated on large mainframe computers. Because of the restricted capabilities of these computers, early software models had a limited range of application, required substantial company resources to maintain and support and sometimes generated imprecise results. The time required to process a new scenario was often many hours, resulting in the modeling of operations using non-current data, with an attendant inability to determine optimal plant settings in a timely way. Because of the time required to simulate production processes in this off-line manner, operations personnel were unable to use these models in production decisions. Further, this proprietary software was not designed for widespread use within a company, making consistency in results throughout an enterprise difficult to achieve. In addition, this software was focused primarily on process design rather than ongoing operations or management and had highly technical interfaces that required specialized programming knowledge and chemical engineering skills to operate. Furthermore, these software models were not designed for sharing of data over networked computers.

     In recent years, more powerful computers and advances in software technology have resulted in improved simulation capabilities. However, many process industry companies still use non-object-oriented, proprietary software that implements simplistic models in an off-line environment primarily for design purposes.

     Today's process industry managers are increasingly seeking to use software modeling for both process design and operations to improve the efficiency of their ongoing operations and to manage their overall plants more profitably. To achieve this, simulation software must have easy to use interfaces, allow information to be distributed to managers throughout an organization, process new scenarios based on real-time plant operations data and integrate with other control and data systems. In addition, simulation software must use highly sophisticated models based on rigorous mathematics to generate more accurate information that can be used by different departments throughout an enterprise to provide both managers and engineers with timely, consistent information.

THE SIMSCI SOLUTION

     SimSci's products and services are designed to increase process manufacturers' profitability by enabling the accurate, reliable design of more efficient processes, improving plant operations and providing plant managers with better decision-support tools. The Company's principal product has an easy-to-use GUI and operates on industry standard hardware and software platforms. This product's open, object-based architecture facilitates interoperability with customer-developed applications and enables the effective use of simulation technology throughout the enterprise. The Company's core simulation technology includes a substantial proprietary collection of physical property data and modeling algorithms used to calculate physical and chemical characteristics of materials under a broad set of operating conditions. Because SimSci's software modules are readily useable for multiple applications, different departments within an enterprise can share common models, thus increasing the accuracy, timeliness and consistency of information use across multiple departments. The Company's software provides both managers and engineers with critical process information necessary to make more informed decisions.

     - Design. The Company's products allow design engineers to predict the behavior of chemical and physical processes, shorten the time required to design new processes or improve existing processes, achieve more efficient designs, decrease the cost of constructing or improving plants, and more easily comply with environmental and safety requirements.

     - Operate. Operations engineers use SimSci products to improve a manufacturers' cost structure and profitability by modifying plant processes to reduce raw material requirements, save energy, maintain quality, enhance product yield and increase throughput. The Company also delivers customized, turn-key solutions through its ROM service offerings that use rigorous modeling and on-line links to plant data for improving operations without interrupting the ongoing stream of materials.

     - Manage. The Company's easy-to-use products enable corporate decision makers to base business and financial decisions on a more accurate and complete understanding of their operations, including operating and profit margins, return on capital equipment, raw materials selection, throughput, product quality and market timing.

     Information gathered in the design, operation and management functions can be used in an iterative way to further improve processing of materials, management of the enterprise, use of the Company's products and the design of new plants.

STRATEGY

     The Company's objective is to expand and extend the use of its simulation technology and solutions for design, optimization and management functions throughout the process industries. The key components of the Company's strategy to achieve this objective include the following:

     Leverage Core Simulation Technology. Over the last three decades, the Company has created proprietary algorithms, designed process unit models and developed physical and chemical property prediction methods for rigorous process simulation. In addition, the Company has extended the visibility of its products by developing an interactive GUI as well as the OSAF architecture. The Company intends to continue to leverage this core technology to broaden the use of its products from the design of processes to the optimization of operations and the management of the enterprise.



     Integrate Core Products Into The Open Simulation Application
Framework. The Company's PROVISION tool set and OSAF architecture enable customers to adapt their in-house and legacy software to interoperate with software from the Company or other third parties. As a result, customers can increase engineering productivity and expand the value of their existing technologies. SimSci's principal product, PRO/II, currently utilizes the PROVISION interface. The Company intends to use PROVISION and its OSAF architecture for future product offerings, as well as to make it available to system integrators and third-party developers.


     Expand On-line Modeling Capabilities. The Company intends to continue developing turn-key solutions to enable engineers and managers to better operate and manage plant processes. On-line models of specific operating plants may be created by utilizing the Company's ROM service offering to create rigorous models that use real-time plant data and current economic objectives to determine more profitable process settings. The Company, in a joint development arrangement with Shell Oil Company, is developing a new product to enable the use of common models for both off-line and on-line applications.

     Penetrate Additional Process Industries. To date, the majority of the Company's revenue has been derived from sales to companies in the refining industry. The Company is seeking to increase sales of its products in additional process industries, including the upstream petroleum, petrochemicals and chemicals industries, by offering additional product functionality. For example, the Company recently added batch and polymer simulation capabilities to facilitate increased penetration of the Company's products in the chemicals industry.

     Promote Strategic Relationships. SimSci has developed a network of alliances with a select group of customers that meet with SimSci senior technical and business management to help influence future technical direction. In addition, the Company has entered into strategic alliances with key customers and vendors to enhance SimSci's technology content and deliver more complete technology solutions. Customers and vendors with which the Company has technical alliances include Shell, Mobil and Strategic Analysis and Simulation Technology, Ltd. The Company recently entered into a memorandum of understanding with IBM regarding joint development, marketing and sales activities.

TECHNOLOGY

     The Company believes that it has developed significant expertise in core simulation and mathematical technologies that allow customers to define, model, simulate, analyze and understand the behavior of complex processes. The core technology required to support the Company's customers includes software and chemical engineering, process analysis, heat and mass transfer, thermodynamics, fluid flow and solution algorithms related to the delivery of these competencies to the customer.

     Open Simulation Application Framework. SimSci's Open Simulation Application Framework is an architecture for integrating a GUI with simulation software products, proprietary simulation programs, engineering databases and other software applications used in the process industry. OSAF is implemented through PROVISION. The Company's PROVISION tool-set provides three core functionalities: a GUI development environment for the creation of process-flow based applications; a Data Entry Window Editor that enables the creation of objects for use in the GUI and defines their structure, data, methods and behavior; and a Database Server that provides object-oriented access to PRO/II data and is designed to provide access to legacy data and industry standard databases.

     Engineering Models of Plant Process Equipment. Plant process equipment performs a variety of manufacturing functions, including heat exchange, distillation, chemical reaction, pumping and compressing. The Company's engineering models of such equipment are based on fundamental laws of chemistry and physics, including laws governing material and energy balances, chemical and thermodynamic equilibrium, rates of heat and mass transfer and chemical reaction. These models can involve thousands of nonlinear algebraic equations. The Company's products incorporate models for substantially all standard process plant equipment types.

     Physical Property Data and Modeling Algorithms. The Company's library of physical property data and modeling algorithms includes thermodynamic properties, such as enthalpy, entropy and heats of formation, as well as transport properties, including viscosity, thermal conductivity and diffusivities. The Company's data and models have been developed over more than 20 years and are capable of representing a wide range of physical systems, such as those used in petroleum processes. The Company's data tables contain data for approximately 1,700 chemical components and are supplemented by methods for estimating property data for unknown or unusual compounds based on functional groups and utilities for regression analysis of experimental laboratory or plant data. In addition, the Company has substantial proprietary banks of chemical component interaction data to enhance the accuracy of simulation models.

     Solution Algorithms. Process simulation models require the solution of complex algebraic and partial differential equations that are often highly nonlinear and therefore difficult to solve. Also, optimization functions employ sequential quadratic programming techniques to solve these difficult equation sets. The Company's principal simulation software product, PRO/II, is based on a sequential modular solution technique, by which process unit models are solved sequentially in the most efficient order. In addition to utilizing a sequential modular technique, one of the Company's principal products under development, ROMEO, employs an equation-based solution technique in which the equations for multiple process models are solved simultaneously. Offering products that are based on both modeling techniques will allow the Company's customers to address a broader range of problems.

PRODUCTS AND SERVICES

     SimSci's product strategy is to develop, market and sell its products under its Open Simulation Application Framework to help customers increase engineering productivity, leverage existing technology and improve plant profitability. SimSci's products are designed to run on industry-standard platforms and software environments, including 32-bit Windows and UNIX, and utilize an easy-to-use GUI. The following table sets forth certain information with respect to the Company's products, service offerings and products under development.

                                                                                 FIRST/LATEST
                                                                                   RELEASE
PRODUCTS AND SERVICES        DESCRIPTION       APPLICATION  PROCESS INDUSTRIES      DATE
----------------------  ---------------------  -----------  -------------------  -----------
PRINCIPAL PRODUCTS:
PRO/II                  General-purpose        Design       All                  June 1988/
                        simulation software    Operations                        April 1996
                        with graphical         Management
                        flowsheeting
                        environment for
                        processes in
                        steady-state
PROVISION               Software integration   Design       All                  September
                        tool-set for           Operations                        1994/
                        integrating process    Management                        September
                        industry software                                        1995
                        with OSAF
OTHER PRODUCTS:
PIPEPHASE               Simulation software    Design       Oil/Gas production   November
                        for pipeline networks  Operations                        1985/
                                               Management                        May 1996
HEXTRAN                 Heat transfer          Design       All                  October
                        simulation software    Operations                        1980/
                                                                                 June 1994
INPLANT                 Simulation software    Design       All                  October
                        for plant piping       Operations                        1989/
                        systems                                                  February
                                                                                 1995
DATACON                 Data reconciliation    Operations   All                  February
                        software for process                                     1990/
                        data                                                     May 1994
OpenYield               Integrated data        Operations   All                  June 1994/
                        reconciliation and     Management                        November
                        yield accounting                                         1995
                        software
Visual Flare            Simulation software    Design       Oil/Gas refining     January
                        for flare relief       Operations   and petrochemicals   1995/
                        systems                                                  February
                                                                                 1996
SERVICE OFFERINGS:
ROM                     Rigorous On-line       Operations   Oil/Gas production,  April 1991/
                        Modeling (ROM) and     Management   refining and         April 1996
                        optimization service                petrochemicals
                        utilizing several of
                        the companies
                        products
PRODUCTS UNDER DEVELOPMENT:
PROTISS                 Software for           Design       All                  In
                        simulating both        Operations                        Development
                        steady-state and
                        dynamic conditions in
                        process operations
ROMEO                   Integrated system for  Design       All                  In
                        performing off-line    Operations                        Development
                        process simulation     Management
                        and on-line process
                        optimization
NETOPT                  Software for           Design       Oil/Gas production   In
                        optimizing the         Operations                        Development
                        production of oil and  Management
                        gas fields

     PRINCIPAL PRODUCTS

     PRO/II. PRO/II is a steady-state simulation program that enables process engineers to rigorously model a wide range of organic and inorganic chemical processes, such as those found in oil and gas, chemical and petrochemical industries. Engineers use PRO/II to design new processes or to troubleshoot, debottleneck and retrofit existing operations and assess compliance with safety and environmental regulations. PRO/II has an intuitive and easy-to-use GUI through PROVISION.

     The Company derives a substantial portion of its total revenue from sales of its PRO/II simulation product. Revenue attributable to sales of PRO/II accounted for approximately 70% of the Company's total revenue in each of the last three years and the six months ended June 30, 1996. The Company currently expects PRO/II, individually or integrated with other products, to account for a significant portion of the Company's total revenue in the future. See "Risk Factors -- Product Concentration."

     PROVISION. PROVISION is a graphical environment for process industry software that enables third party, in-house and legacy software to interoperate with the Company's simulation software through the Company's Open Simulation Application Framework. PROVISION includes a set of tools that provides software integrators or developers the software, development tools, documentation and instructions needed to integrate process industry software into the PROVISION environment. The PROVISION tool-set is designed to support the development of GUI clients in client-server applications and consists of an object class library and application program interface for building applications that use the PROVISION flowsheet drawing capabilities, an object class library of process engineering data specification controls used to build the data entry windows, and the tools and information necessary to interact with PRO/II's database server to provide access to PRO/II process data, stream information and thermophysical property data.

     OTHER PRODUCTS

     PIPEPHASE. PIPEPHASE is a steady-state simulation program that enables engineers to simulate multi-phase fluid flow in pipelines, networks and production transmission systems and is typically utilized to simulate the flow of gas or oil from the well to the processing complex.

     HEXTRAN. HEXTRAN is a steady-state simulation program that enables engineers to perform energy audits to monitor and optimize the performance of existing heat exchange network configurations and to design new systems.

     INPLANT. INPLANT is a rigorous, steady-state simulation program for designing, rating and analyzing plant piping systems. Utilizing INPLANT's Windows interface, engineers can efficiently rate and analyze the safety of plant piping systems as well as design new piping systems and revamp a wide variety of existing systems.

     DATACON. DATACON is a data reconciliation program that enables users to turn real time process data into consistent and reliable information. DATACON reconciles flow, temperature and composition measurements to satisfy material and energy balances around each unit in a process plant, detects gross errors in measurements, pinpoints the errors' locations and confirms the presence or absence of measurement redundancy.

     OpenYield. OpenYield is an integrated data reconciliation and yield accounting system designed to improve plant profitability. OpenYield tracks the movements of material through a process, identifies sources of material imbalance and reduces the uncertainty of material loss calculations. OpenYield utilizes the capabilities of the Company's DATACON program to improve the accuracy of plant data used in yield calculations by applying statistical techniques to reconcile material balances on a unit-by-unit and plant-wide basis. The Company is currently enhancing its OpenYield offering to operate under the PROVISION environment and to include links to enterprise management software, such as SAP, to provide an integrated plant performance and yield accounting system.

     Visual Flare. Visual Flare is a Windows-based simulation program that enables process safety engineers to design and model safety systems and pressure relief networks in oil and gas processing facilities. The

Company offers Visual Flare pursuant to an exclusive, worldwide marketing and licensing agreement from a third party.

     SERVICE OFFERINGS

     The Company's principal service offering is ROM. ROM involves the development of on-line software models of existing process plants. SimSci's core products, such as PRO/II, DATACON and PIPEPHASE, are used by ROM engineers to develop on-line models. ROM provides operations personnel with highly accurate models for performing case studies and for determining how to improve operating profits. ROM uses real-time plant data combined with current economic objectives to precisely replicate plant operations and is designed to provide a real-world model of an actual operating facility, calculate new process setpoints to improve performance, and help determine the location and cause of operating problems.

     In addition, the Company offers engineering services to assist customers in the application of simulation technology to manage their businesses effectively and to maximize the benefits provided by SimSci's core products. SimSci's engineering services include training, application consulting, project implementation and application integration.

     PRODUCTS UNDER DEVELOPMENT

     PROTISS. PROTISS is an integrated software environment that provides full access to the steady-state simulation capabilities of PRO/II as well as the dynamic simulation technology licensed from a third party. PROTISS has been developed to enable process and control engineers to create a steady-state plant model and then to convert the steady-state model automatically to a dynamic model. Dynamic plant models are highly robust due to the combination of sequential modular and simultaneous solution techniques employed in the program. PROTISS runs under the PROVISION GUI and is OSAF-compliant. PROTISS is being jointly developed under an agreement with Strategic Analysis and Simulation Technology, Inc.

     NETOPT. NETOPT is a network optimization software application designed to optimize the design, production and planning of oil networks and enhanced oil recovery. NETOPT is being developed in conjunction with Mobil Oil Corporation.

     ROMEO. ROMEO ("Rigorous On-line Modeling and Equation-based Optimization") is a software application being jointly developed by the Company and Shell Oil Company that is designed to enable engineers to rigorously model and optimize plant operations on a unit, multi-unit and plant-wide basis, enhancing decision support at all business levels. ROMEO is designed to provide a united framework for data reconciliation, parameter estimation and process optimization. It will automatically retrieve pertinent plant data from the control system and use the information to predict new process setpoints rapidly and accurately to achieve optimum performance. The ROMEO system is based on an object-oriented design and will include a commercial database, facilitating data transfer between applications and enhancing application interoperability.

CUSTOMERS

     SimSci currently has over 500 customers across the major process industries, including the petroleum, petrochemical and chemical industries, and the engineering and construction industry that supports them. In 1995 and the six months ended June 30, 1996, 64% and 65%, respectively, of SimSci's total revenue was generated from customers outside of the United States.

     The following table sets forth selected customers of the Company, categorized by process industry, whose current license and service agreements with the Company have a total contract value of at least $100,000, and selected academic institutions that use the Company's software for chemical engineering education:

                                                                        ENGINEERING &
      PETROLEUM INDUSTRY              CHEMICAL INDUSTRY             CONSTRUCTION INDUSTRY
------------------------------  ------------------------------  ------------------------------
Agip SpA                        Allied Signal Corporation       ABB Lummus Crest
Amerada Hess Corporation        Enichem SpA                     Bechtel Corporation
Amoco Corporation               Henkel KGaA                     Brown & Root, Inc.
Arco                            Hoechst A.G.                    Chisso Corporation
BP Oil Company                  Imperial Chemical Industries    Edeleanu GmbH
Chevron U.S.A. Inc.             PLC                             Fluor Daniel, Inc.
Citgo Petroleum Company         Mitsubishi Chemical             Foster Wheeler U.S.A.
Conoco Inc.                     Corporation                     Corporation
Den Norske Stats Oljeselskap    Nippon Sanso Corporation        Idem Isu Engineering Company,
a.s.                            Novacor Chemical Corp           Ltd.
Exxon Oil Corporation           Saudi Basic Industries Corp     Ishikawajima-Harima Heavy
Hindustan Petroleum Corp. Ltd.  Tokuyama Corp                   Industries Co. Ltd.
Honam Oil Refinery Co. Ltd.     Vista Chemical Co.              Jacobs Engineering Group, Inc.
Koa Oil Co. Ltd.                ACADEMIC INSTITUTIONS           JGC Corporation
Kuwait Oil Co.                  Carnegie-Mellon                 Davy John Brown Pty Ltd.
Mobil Oil Corporation           Fachhochschule Ostfriesland     KTI BV
Pertamina                       Indian Institute of Technology  Kvaerner Engineering AS
Petroleo Brasileiro-Petrobras   Kansas State University         Lurgi AG
Petrolios de Venezuela          Louisiana State University      M.W. Kellogg Company Ltd.
Royal Dutch Shell Oil Company   New Mexico State University     Niigata Engineering Company
Saudi Arabian Oil Co.           Oklahoma State University       Nippon Oil Engineering and
Scientific Computing            Pennsylvania State University   Construction
Consulting Ltd.-Vniigas         University of Calgary           Raytheon Engineers &
Star Enterprise                 University of Southern            Construction
Sun Company Inc.                California                      Snamprogetti SpA
Texaco Refining and             University of Texas             Stone & Webster Engineering
  Marketing, Inc.               University of Wisconsin           Corp.
Unocal Corporation                                              Toyo Engineering Corporation

     Customers typically license SimSci's software for terms of one, three or five years. During the past five years, over 95% of all licenses have been renewed. Currently, the annualized cost for the license by a single U.S. corporate user of one of SimSci's core products ranges from $10,000 to $36,000, depending on the product and the license term. The license fees charged by SimSci for each of its core products are typically based on the number of licensed users, with the cost per user declining as the customer increases the total number of licensed users. More than 95% of the Company's license contracts entered into before 1996 did not separately identify both software license fees and charges for customer support obligations. In 1996, the Company began increasing the number of new and renewed contracts that separately identify software license fees and maintenance and support fees. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview."

     The Company ships software products within a short period after receipt of an order and typically does not have a material backlog of unfilled orders. Total revenue in any quarter is dependent (and will become substantially dependent as the Company increases the number of contracts for new and renewing customers that result in the recognition of license revenue upon shipment) on orders booked and license renewals in that quarter and are not predictable with any degree of certainty. See "Risk Factors -- Fluctuations in Future Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company derives a significant portion of its total revenue from software licenses to companies in the petroleum industry, which is highly cyclical. Accordingly, the Company's future success is dependent upon the continued demand for process engineering software by companies in the petroleum industry. The Company believes that pricing pressures experienced by petroleum companies in connection with cost containment measures have led to delays and reductions in certain capital and operating expenditures by many of such companies in the past, and such delays or reductions could recur in the future. Any such delays, reductions or fluctuations could have a material adverse effect on the Company's business, operating results and financial condition. Further, the Company's revenue has in the past been, and may in the future be, subject to substantial period-to-period fluctuations as a consequence of general domestic and foreign economic conditions, political developments and other factors affecting spending in the petroleum industry. See "Risk Factors -- Concentration of Revenue in the Petroleum Industry."


     A significant portion of the Company's total revenue is derived from customers outside the United States, and the Company anticipates that international revenue will continue to be significant in the future. Revenue from customers outside the United States accounted for 58%, 62%, 64% and 65% of total revenue in 1993, 1994 and 1995 and the six months ended June 30, 1996, respectively. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other barriers, political and economic instability, limited intellectual property protection, difficulties in collecting payments due from sales agents or customers, difficulties in managing distributors or representatives, difficulties in staffing and managing foreign subsidiary operations, and potentially adverse tax consequences. The Company derives substantial revenue from the sale of products to customers in the Middle East and in the past has been required to discontinue shipments to such customers due to trade embargoes imposed by the United States. There can be no assurance that future trade embargoes or any of the other foregoing factors will not have a material adverse effect on the Company's international operations and therefore its business, operating results and financial condition. See "Risk Factors -- Risks Associated with International Operations" and Note 9 of Notes to Consolidated Financial Statements.


SALES AND MARKETING

     SimSci markets its products and services through its direct sales organization complemented by sales agents and distributors. As of June 30, 1996, the Company's global direct sales force included 26 sales personnel located in three sales and support offices in the United States and international sales offices in the United Kingdom, Germany, Egypt, Japan, Singapore and Venezuela. The Company currently intends to add to its direct sales and support force in the United States and internationally. In addition, the Company devotes a significant portion of its sales and marketing efforts to increasing penetration of its products with new and existing large multinational customers. Due to their size and geographically dispersed installations and decision-making process, the Company assigns one senior sales representative world-wide responsibility for sales to these customers.

     In support of these sales efforts, the Company conducts marketing programs intended to position and promote its products and services. SimSci markets its products at a substantial discount to universities for use in teaching and research. The Company participates in industry tradeshows, publishes articles and advertisements in industry publications, conducts direct mail campaigns, and sponsors industry conferences and seminars.

STRATEGIC ALLIANCES

     SimSci has entered into a number of strategic alliances with respect to its core products, new products and product enhancements, including a development arrangement with Strategic Analysis and Simulation Technology, Ltd. with respect to PROTISS; a development arrangement with Mobil with respect to NETOPT; and a joint development arrangement with Shell Oil Company with respect to ROMEO. The Company also has recently entered into a memorandum of understanding with IBM regarding joint development, marketing and sales activities.

CUSTOMER SUPPORT

     Substantially all of the Company's direct sales to customers include maintenance and support contracts, which are typically 12 to 36 months and entitle the customer to product updates and to technical support. In addition, the Company offers instruction in the use of its products for various levels of student proficiency.

Users of the Company's products can also attend user group conferences held at various times and locations worldwide.

PRODUCT DEVELOPMENT

     The Company's development efforts are focused on expanding SimSci's simulation software product line, designing enhancements to the Company's core technology, and integrating existing and new products into the Company's Open Simulation Application Framework. The Company's principal products under development are PROTISS, NETOPT and ROMEO. The Company has made substantial investments in product development. The Company believes that its future performance will depend in large part on its ability to maintain and enhance its current product line, develop new products that achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As of June 30, 1996, there were 88 employees on the Company's research and development staff. The Company's research and development expenditures in 1994, 1995 and the six months ended June 30, 1996 were $9.6 million, $8.6 million and $6.8 million, respectively, and represented 34%, 26% and 31% of total revenue, respectively. The Company expects that it will continue to commit substantial resources to product development in the future. See "-- Products -- Products Under Development."

     The simulation software market for process industries is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by product advancements by its competitors. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend, in part, upon its ability to enhance existing products and to develop new products on a timely basis. In addition, its products must address increasingly sophisticated customer needs and keep pace with technological developments, and conform to evolving industry standards. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that new products and product enhancements will meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition would be materially and adversely affected.

     The Company has in the past experienced delays in the release dates of enhancements to certain of its products. If release dates of any future product enhancements or new products are delayed or, if when released, they fail to achieve market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors may cause customers to defer or forgo purchases of current versions of its products, which could in turn have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors."

COMPETITION

     The market for commercial simulation software used in the petroleum, chemical and other process industries is intensely competitive and characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and rapidly changing customer requirements. The Company experiences significant competition from potential customers' decisions to internally develop their own process design, simulation and optimization applications as opposed to purchasing commercial software products such as the Company's. As a result, the Company must continuously educate existing and prospective customers about the advantages of the Company's products. There can be no assurance that these customers or potential customers will perceive sufficient value in the Company's products to justify purchasing them. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing products and services.

     The Company has experienced and expects to continue to experience increased competition from current and future competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. The Company's current direct competitors, include Aspen Technology, Inc., Hyprotech Ltd. and Chemstations, Inc., and, with respect to the Company's technology and consulting services, the Hi-Spec division of Honeywell, Inc., the Setpoint and DMCC divisions of Aspen Technology, Inc. and ABB Simcon Inc. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects to face additional competition as other established and emerging companies enter the commercial simulation software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's current or prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to sell additional licenses and maintenance and support renewals on terms favorable to the Company. Further, competitive pressures could require the Company to reduce the price of licenses for its products and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition.

     The principal competitive factors in the Company's markets include: accuracy of modeling, enhancing the technology's ease of use, the ability to continually meet the customers' needs to leverage process information across the enterprise and to link operations information with enterprise applications, continually increase the size and complexity of processes that can be modeled accurately and in a timely manner, the need to continue to leverage the customers' operations and information technology strategies, customer support, price, hardware flexibility and vendor financial stability. The Company believes that the required knowledge of evolving software and hardware technologies and the need to leverage these, the level of development effort, and the chemical engineering and modeling expertise required to enter and succeed in the simulation technology industry represent significant barriers against new competitors. See "Risk Factors -- Competition."

PROPRIETARY RIGHTS

     To date, the Company has relied upon a combination of copyright, trade secret and trademark laws to protect its proprietary technology. PRO/II, PROVISION, PROVISION TOOLKIT, PIPEPHASE, NETOPT, HEXTRAN, INPLANT, DATACON, OpenYield, PROTISS and ROM are trademarks of the Company. The Company enters into confidentiality agreements with its employees, developers, distributors and customers and limits access to and distribution of the source code to its software and other proprietary information. Policing unauthorized use of the Company's products is difficult. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     In the future, the Company may receive communications from third parties or have other reasons to seek licenses under third-party intellectual property rights. In such cases, the Company may evaluate whether to obtain such licenses. However, there can be no assurance that such licenses will be available or if such licenses are made available, that the terms will not have a material adverse effect on the Company's results of operations.

     Certain technology used in the Company's products, including OpenYield, Visual Flare, NETOPT, PROTISS and ROMEO, is licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. The Company believes that there are alternative sources for each of the material components of technology licensed by the Company from third parties. However, the termination of any of such licenses, or the failure of the third party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could result in a material adverse effect on the Company's results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

EMPLOYEES

     As of June 30, 1996, the Company had a total of 243 employees, including 88 in research and development, 113 in sales and marketing and related customer support services and 42 in general and administrative. Of these employees, 191 were located in the United States, 33 in Europe, six in South America and 13 in Asia. The Company also employs contract and temporary employees from time to time. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.

     The Company currently subcontracts certain aspects of its research and development to outside contractors. The Company may in the future experience problems with its contractors, such as quality or on-time delivery problems. In addition, certain of these contractors are located in India, and the Company may therefore suffer adverse consequences as a result of communication, cultural or political barriers or because the laws of other countries may be less protective of the Company's intellectual property than are the laws of the United States. In addition, the Company may in the future experience pricing pressure from its contractors. To date, the Company has had only limited experience with the use of research and development contractors. There can be no assurance that the Company will be able to manage its contract developers effectively or that these developers will meet the Company's future requirements for timely delivery of high-quality products.

FACILITIES

     The Company's principal administrative, sales, marketing and product development facility occupies approximately 60,000 square feet in Brea, California pursuant to a lease which expires in April 2008. In addition, the Company also leases sales and support offices in Houston, Texas, Denver, Colorado and Newtown, Pennsylvania. The Company also maintains international offices in the United Kingdom, Germany, Egypt, Japan, Singapore and Venezuela. The Company believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

                 NAME                    AGE                        POSITION
---------------------------------------  ---   ---------------------------------------------------
Charles R. Harris......................  47    President and Chief Executive Officer and Director
L. Ronald Trepp........................  58    Vice President, Finance and Chief Financial Officer
Daniel T. Nichols......................  47    Vice President, Human Resources and Administration
Dirk M. Pfeiffer.......................  38    Vice President, Sales, Marketing and Engineering
                                                 Services
Katherine Sullivan Abrams..............  57    Vice President, Research and Development
Dr. Narendra K. Gupta(1)(2)............  47    Director
Walter G. Kortschak(1)(2)..............  37    Director

---------------

(1) Member of Audit Committee of the Board of Directors

(2) Member of Compensation Committee of the Board of Directors

     Charles R. Harris has served as President and Chief Executive Officer and as a director of the Company since July 1995. From September 1994 to June 1995, Mr. Harris was an independent consultant. From April 1993 to August 1994, Mr. Harris was employed by Computervision Corp., a computer modeling equipment provider ("Computervision"), as Vice President of the Industry Business Group and a Member of the Management Committee. From 1980 to 1993, Mr. Harris was employed by Hewlett-Packard Company, a computer and instrument manufacturer ("Hewlett-Packard") as Global Account Manager for General Motors/Electronic Data Systems. Mr. Harris holds a B.A. degree and an M.S. degree from Emory University in Georgia.

     L. Ronald Trepp has served as Vice President, Finance and Chief Financial Officer of the Company since June 1996. From December 1991 to June 1996, Mr. Trepp was employed as Vice President, Finance and Chief Financial Officer of Cimco, Inc., an injection molded parts and engineered resins company. From August 1987 to December 1991, Mr. Trepp was employed by Computer Communications, Inc., a data communications company, as Executive Vice President, Finance and Chief Financial Officer. Mr. Trepp holds a B.S. degree and an M.B.A. degree from the University of California, Los Angeles.

     Daniel T. Nichols has served as Vice President, Human Resources and Administration of the Company since February 1996. From February 1995 to February 1996, Mr. Nichols was employed by Aspen Technology, Inc., a process simulation software company, as Director of Human Resources. From April 1990 to February 1995, Mr. Nichols was employed at Computervision, most recently as Director of Technical and Professional Support. Mr. Nichols holds a B.S. degree from the University of Massachusetts.

     Dirk M. Pfeiffer has served as Vice President, Sales, Marketing and Engineering Services of the Company since September 1995. From January 1993 to June 1995, Mr. Pfeiffer was employed by SAP, an enterprise software company, as Director of Sales and Marketing for the oil and gas industry. From September 1987 to December 1992, Mr. Pfeiffer was employed by Hewlett-Packard as the European Account Manager for General Motors, Electronic Data Systems. Mr. Pfeiffer holds a M.B.A. degree from the University of Cologne in Germany.

     Katherine Sullivan Abrams became a consultant to the Company in August 1995 before joining the Company full-time as Vice President, Research and Development of the Company in November 1995. From 1984 to February 1995, Ms. Abrams held senior management positions with Computervision's Software Development business unit, most recently as Director of Corporate Strategic Account Management. Previously she had ten years of field and product development experience with IBM. Ms. Abrams holds a B.S. degree from Cornell University.

     Dr. Narendra K. Gupta has been a director of the Company since March 1994. Dr. Gupta co-founded Integrated Systems Inc., a real-time software company, in April 1980 and currently serves as its Chairman of the Board. Dr. Gupta is also a director of Digital Link Corp., a data communications equipment manufacturer. Dr. Gupta holds a M.S. degree from California Institute of Technology and a Ph.D. from Stanford University.

     Mr. Walter G. Kortschak has been a director of the Company since December 1993. Since August 1991, he has been a general partner of Summit Partners L.P. where he has been employed since June 1989. Summit Partners L.P. and its affiliates manage a number of venture capital funds, including Summit Ventures III, L.P. and Summit Investors II, L.P., which are principal stockholders of the Company. He is also a director of Diamond Multimedia Systems, Inc., HMT Technology Corporation, McAfee Associates, Inc. and Mecon, Inc. and serves as a director of several privately-held companies. Mr. Kortschak received a B.S. degree from Oregon State University, an M.S. degree from the California Institute of Technology and an M.B.A. degree from the University of California, Los Angeles.

     The Company is seeking to fill two vacancies on its Board of Directors in the near term. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit Committee and a Compensation Committee, each of which consists of Dr. Gupta and Mr. Kortschak. The Audit Committee was established in March 1992 and is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee was established in June 1995 and is responsible for the review and establishment of the Company's compensation programs for executive officers and other employees of the Company and administers the Company's stock plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Compensation Committee is composed of Dr. Gupta and Mr. Kortschak, neither of whom is an officer of the Company. No interlocking relationship exists between any member of the Company's board of directors or the Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Kortschak is a general partner of an affiliate of Summit Partners III, L.P., the general partner of Summit Ventures III, L.P., and Summit Investors II, L.P. See "Certain Transactions" for a discussion of transactions between the Company and Summit Ventures III, L.P. and Summit Investors II, L.P.


DIRECTOR COMPENSATION

     Other than Dr. Gupta, members of the Company's Board of Directors do not receive compensation for their service as directors. Dr. Gupta receives $500 for each Board or committee meeting he attends. In addition, Dr. Gupta is reimbursed for his out-of-pocket expenses incurred in attending Board and committee meetings. Directors have in the past been granted stock options under the Company's 1994 Stock Option Plan.

     In addition, non-employee directors are entitled to participate in the 1996 Director Option Plan (the "Director Plan"). The Director Plan provides for the automatic grant of an option for 20,000 shares of Common Stock (the "First Option") to each non-employee director on the earlier of: (i) the effective date of the Director Plan, or (ii) the date on which the person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was a director of the Company. After the First Option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") each year on the date of the annual stockholder's meeting of the Company at which such non-employee director is re-elected as a director, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of 10 years and the shares subject to the option shall vest and become exercisable at a rate of 25% on the first anniversary date of grant and at a rate of 1/48th of the shares per month thereafter. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company to its Chief Executive Officer and the four most highly compensated other executive officers of the Company (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during the Company's fiscal year ended December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                         ANNUAL COMPENSATION            COMPENSATION
                                                  ----------------------------------    ------------
                                                                           OTHER         SECURITIES
                                                                           ANNUAL        UNDERLYING     ALL OTHER
                                                  SALARY       BONUS    COMPENSATION      OPTIONS/     COMPENSATION
       NAME AND PRINCIPAL POSITION         YEAR     ($)         ($)        ($)(1)         SARS (#)        ($)(2)
-----------------------------------------  ----   -------     -------   ------------    ------------   ------------
Charles R. Harris........................  1995   $86,413(3)  $37,500     $148,670(4)      250,000        $4,583
President and Chief Executive Officer
Dr. Yui L. Wang(5).......................  1995   173,826          --           --              --         7,440
Former Chairman of the Board and Chief
Executive Officer
Dirk M. Pfeiffer.........................  1995    43,750(3)   37,500           --         125,000            --
Vice President, Sales, Marketing and
Engineering Services
Richard N. Campbell(6)...................  1995    90,672      11,000           --          20,000        10,391
Vice President, Finance and Controller
Katherine Sullivan Abrams................  1995    18,667(3)    8,800       22,500(7)       20,000            --
Vice President, Research and Development

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2) Represents premiums paid by the Company on a life insurance policy and a health insurance policy for the benefit of the Named Executive Officer.

(3) Amounts based on annual salary of $175,000 for Charles R. Harris from July 1, 1995, $150,000 for Dirk M. Pfeiffer from September 15, 1995 and $110,000 for Katherine Sullivan Abrams from November 1, 1995.

(4) Represents amounts paid in connection with the reimbursement by the Company of certain relocation expenses.

(5) Represents amounts received by Dr. Wang in his capacity as Chairman of the Board. Dr. Wang also served as President and Chief Executive Officer of the Company through June 1995. Dr. Wang resigned as Chairman of the Board in May 1996.

(6)  In June 1996, Mr. Campbell resigned as Vice President, Finance and
     Controller.

(7) Represents compensation for services rendered as a consultant to the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options under the Company's 1994 Stock Option Plan granted to the Named Executive Officers during fiscal 1995.

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------   POTENTIAL REALIZABLE
                                               PERCENT OF                                  VALUE AT ASSUMED
                               NUMBER OF         TOTAL                                   ANNUAL RATES OF STOCK
                               SECURITIES       OPTIONS                                   PRICE APPRECIATION
                               UNDERLYING      GRANTED TO     EXERCISE OR                FOR OPTION TERM($)(2)
                                OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
            NAME               GRANTED(#)    FIRST YEAR(1)     ($/SHARE)       DATE         5%         10%
----------------------------  ------------   --------------   -----------   ----------   --------   ----------
Charles R. Harris...........     250,000            43%          $2.67          7/4/05   $419,787   $1,063,823
Dr. Yui L. Wang.............          --            --              --              --         --           --
Dirk M. Pfeiffer............     125,000            22%           2.67         9/17/05    209,894      531,912
Richard N. Campbell(3)......      20,000             3%           2.67        10/29/05     33,583       85,200
Katherine Sullivan Abrams...      20,000             3%           2.67        10/31/05     33,583       85,200

---------------

(1) Based on options to purchase 575,000 shares of Common Stock granted during fiscal 1995.

(2) Potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the end of the 10-year option term. The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

(3) In June 1996, Mr. Campbell resigned as an officer and employee of the Company.

     The following table sets forth information with respect to the number of options and the aggregate value of in-the-money options held by each Named Executive Officer at December 31, 1995.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                      UNDERLYING                       IN-THE-MONEY
                                                    OPTIONS/SARS AT                   OPTIONS/SARS AT
                                                    FISCAL YEAR-END                   FISCAL YEAR-END
                                                          (#)                             ($)(1)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------  -----------     -------------     -----------     -------------
Charles R. Harris..........................        --           250,000               --         $ 675,000
Dr. Yui L. Wang............................        --                --               --                --
Dirk M. Pfeiffer...........................        --           125,000               --           337,500
Richard N. Campbell(2).....................        --                --               --                --
Katherine Sullivan Abrams..................        --            20,000               --            54,000

---------------

(1) Based on the fair market value of the Company's Common Stock at December 31, 1995, $5.37 per share (as determined by the Company's Board of Directors), less the exercise price payable for such shares.

(2) In June 1996, Mr. Campbell resigned as an officer and employee of the Company.

STOCK PLANS

     1994 Stock Option Plan. The Company's 1994 Stock Option Plan (the "1994 Plan") provides for the granting to employees and consultants of nonstatutory stock options. The 1994 Plan was approved by the Board of Directors in March 1994 and by the stockholders in May 1994. A total of 1,666,667 shares of Common Stock were reserved for issuance pursuant to the 1994 Plan. Unless terminated sooner, the 1994 Plan will terminate automatically in March 2004.

     The 1994 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee is required to be constituted to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended, and applicable laws. The Committee has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability thereof, and the form of consideration payable upon exercise. In addition, the Board has the authority to amend, suspend or terminate the 1994 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan. Options granted under the 1994 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1994 Plan must be exercised within thirty days of the end of optionee's status as an employee or consultant of the Company, within six months of such optionee's termination by death or disability and within ninety days of such optionee's termination by retirement. In no event may an option granted under the 1994 Plan be exercised later than the expiration of the option's ten-year term. The exercise price of options granted under the 1994 Plan is determined by the Committee, but may not be less than 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option granted must equal at least 110% of the fair market value on the date of grant. The term of options granted under the 1994 Plan may not exceed ten years.

     The 1994 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each optionee shall have the right to exercise his or her option to the extent that it has vested as of the date of such transaction. In addition, if the successor corporation does not assume or substitute for the options granted under the 1994 Plan, each optionee shall have the right to exercise prior to such transaction 50% of the unvested portion of his or her option.

     As of June 30, 1996, 25,834 shares of Common Stock had been issued upon the exercise of options granted under the 1994 Plan, options to purchase 1,514,166 shares of Common Stock at a weighted average exercise price of $4.26 per share were outstanding and 126,667 shares remained available for future option grants.

     1996 Stock Plan. The Company's 1996 Stock Plan (the "1996 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1996 Plan was approved by the Board of Directors in May 1996. The Company will seek stockholder approval of the 1996 Plan prior to the effective date of the offering. Unless terminated sooner, the 1996 Plan will terminate automatically in May 2006. A total of 1,000,000 shares of Common Stock are currently reserved for issuance pursuant to the 1996 Plan.

     The 1996 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee"), which Committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Committee has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1996 Plan. Options and SPRs granted under the 1996 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term. In the case of SPRs, unless the Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years.

     The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted for as described in the preceding sentence, the Committee shall provide for the Optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the plan administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the plan administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon expiration of such period.

     1996 Employee Stock Purchase Plans. The Company has adopted employee stock purchase plans for U.S. and non-U.S. employees. Each plan provides for the grant of 200,000 shares of Common Stock, less the number of shares granted under the other plan, so that the total number of shares of Common Stock subject to both plans is 200,000 shares. The Company's 1996 Employee Stock Purchase Plan for U.S. Employees (the "U.S. Purchase Plan") was adopted by the Board of Directors in May 1996. The Company will seek stockholder approval of the U.S. Purchase Plan prior to the effective date of the offering but will not seek Stockholder approval for the Employee Stock Purchase Plan for Non-U.S. Employees (the "Foreign Purchase Plan").

     The U.S. Purchase Plan, which is intended to qualify under Section 423 of the Code, has two six-month offering periods each year beginning on the first trading day on or after January 1 and July 1, respectively, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before June 30, 1997. The U.S. Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The U.S. Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 10% of an employee's compensation (including commissions and overtime, but excluding other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. The price of stock purchased under the U.S. Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Employees may end their participation at any time during an offering period, and they will be repaid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

     Rights granted under the U.S. Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the U.S. Purchase Plan. The U.S. Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The U.S. Purchase Plan will terminate in May 2006. The Board of Directors has the authority to amend or terminate the U.S. Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the U.S. Purchase Plan. The Foreign Purchase Plan is not intended to qualify under Section 423 of the Code but contains terms substantially similar to those of the U.S. Purchase Plan.

     1996 Director Option Plan. The Company has reserved an aggregate of 125,000 shares of Common Stock for issuance under its 1996 Director Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in May 1996, but will not become effective until the effective date of this offering. The Director Plan provides for the automatic grant of an option for 20,000 shares of Common Stock (the "First Option") to each non-employee director on the earlier of: (i) the effective date of the Director Plan, or (ii) the date on which the person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was a director of the Company. After the First Option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") each year on the date of the annual stockholder's meeting of the Company at which such non-employee director is re-elected as a director, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of 10 years and the shares subject to the option shall vest and become exercisable at a rate of 25% on the first anniversary date of grant and at a rate of 1/48th of the shares per month thereafter. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

     In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option substituted by the successor corporation. If an option is assumed or substituted for, it shall continue to vest as provided in the Director Plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is terminated other than on a voluntary resignation by the non-employee director, each option granted to such non-employee director shall become fully vested and exercisable. If the successor does not agree to assume or substitute the option, each option shall also become fully vested and exercisable for a period of thirty days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's ten-year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

401(K) PLAN

     The Company has a tax-qualified retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. The 401(k) Plan was originally established as a stock bonus plan. Later, the plan was amended to be a combined stock bonus/money purchase pension plan. Certain accounts accrued under the 401(k) Plan in its earlier versions are still maintained for the benefit of some participants. Pre-1994 Company stock accounts under the 401(k) Plan continue to hold 2,258,090 shares of Company stock, or 31.7% of the total outstanding shares. Following this offering, such accounts under the 401(k) Plan will hold 2,118,781 shares of Company stock, or 23.0% of the total outstanding shares. Currently, employees may elect to defer up to 15% of their compensation, or the statutorily prescribed limit, if less, to the 401(k) Plan. The Company matches the first 5% of an employee's compensation deferred to the 401(k) Plan based on a sliding scale, with employees receiving less compensation receiving a greater matching contribution percentage. The 401(k) Plan has a profit sharing element whereby the Company can make a contribution in an amount to be determined annually by the Board of Directors. The profit sharing contribution, if any, is allocated prorata based on compensation to all eligible 401(k) Plan participants. An employee's interest in his or her deferrals are 100% vested when contributed. An employee's interest in matching contributions and profit sharing contributions vest over 5 years from date of employment. The 401(k) Plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As such, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan, and all contributions are deductible by the Company when made.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS


     The Company's charter limits the monetary liability of its directors to the Company or its stockholders for breach of such director's fiduciary duty to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL") or, if the DGCL is not applicable, to the fullest extent permissible under applicable law. The DGCL does not permit such a limitation on the personal liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) under section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. Under the Company's by-laws, each person who was or is a party or is threatened to be made a party to, or is involved in, any proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the DGCL against all costs, charges, expenses, liabilities and losses (including attorneys' fees) reasonably incurred or suffered by such person in connection with such proceeding. Such right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Board of Directors has discretion to provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses under the Company's by-laws is not exclusive of any other right which any person may have or acquire under the Company's charter, any statute, agreement or otherwise. In addition, the Company's charter authorizes the Company by bylaw, agreement or otherwise to indemnify directors, officers, employees and agents in excess of the indemnification permitted by applicable law.


     In addition, the Company has entered into indemnification agreements with each of its directors and executive officers and has obtained a directors' and officers' liability insurance policy that insures such persons against the cost of defense, settlement or payment of judgments under certain circumstances. As of the date of this Prospectus, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     In September 1992, the Company entered into a lease agreement with respect to its headquarters with Brea Partners, a limited partnership in which the Company has a 10% limited partnership interest and BVW Investments has a 34.6% limited partnership interest. BVW Investments is a general partnership among the Company's founders, N. Fred Brannock, Vincent S. Verneuil, Jr. and Dr. Yui L. Wang. Mr. Brannock and Dr. Wang are former directors of the Company. The Company believes that the lease agreement is on terms no less favorable to the Company than could be obtained from an independent third party.

     In December 1993, the Company entered into employment agreements with Vincent S. Verneuil, Jr. and Dr. Yui L. Wang. The agreement with Mr. Verneuil provides for an annual salary in the amount of $147,000, $155,920, $162,052 and $168,534 for the calendar years 1993, 1994, 1995 and 1996, respectively. The agreement with Dr. Wang provides for an annual salary in the amount of $162,000, $171,720, $178,588 and $185,732 for the calendar years 1993, 1994, 1995 and
1996, respectively. Such agreements also provide for participation in the Company's benefit plans. Such agreements terminate December 17, 1996 or upon the earlier occurrence of certain other events. In May 1996, the Company entered into resignation agreements with Mr. Verneuil and Dr. Wang pursuant to which Mr. Verneuil and Dr. Wang resigned as Secretary and Chairman of the Board of the Company, respectively, and the Company has agreed to pay Mr. Verneuil an amount of approximately $278,000.


     In December 1993, Summit Ventures III, L.P., Summit Investors II, L.P., Enterprise Partners II Associates, L.P. and Enterprise Partners II, L.P. (collectively, the "Investors") purchased an aggregate of 1,666,667 shares of the Company's Common Stock at a purchase price of $2.85 per share and acquired warrants to purchase an aggregate of 438,598 shares of the Company's Common Stock, which warrants were subsequently amended in August 1996. In connection with such purchases, the Company entered into an agreement with the Investors and its stockholders pursuant to which the Investors and the stockholders have certain rights with respect to representation on the Company's Board of Directors, restrictions on transfer of shares and rights to require the Company to repurchase shares held by them. Such agreement shall expire upon the closing of the offering.


     In December 1994, the Company entered into a settlement and general release agreement with Eugene L. Goda, former Chief Executive Officer and President of the Company. Pursuant to such agreement, the Company paid Mr. Goda an aggregate of $320,000.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Selling Stockholder, (iii) each of the Company's directors, (iv) each of the Named Executive Officers and (v) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address for each stockholder is c/o Simulation Sciences Inc., 601 Valencia Avenue, Suite 100, Brea, California 92823.


                                                       SHARES                              SHARES
                                                 BENEFICIALLY OWNED                  BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING    SHARES TO BE   AFTER THE OFFERING
   5% STOCKHOLDERS, DIRECTORS AND EXECUTIVE      ------------------   SOLD IN THE    ------------------
                   OFFICERS                       NUMBER    PERCENT     OFFERING      NUMBER    PERCENT
-----------------------------------------------  --------   -------   ------------   --------   -------
Summit Ventures III, L.P.(1)
  499 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301..........................  1,657,180    23.5%      470,304     1,186,876    12.2%
Summit Investors II, L.P.(2)
  499 Hamilton Avenue, Suite 200
  Palo Alto, CA 94301..........................    27,032     *            7,696       19,336     *
Enterprise Partners II, L.P.(3)
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660......................   385,966      5.7            --      385,966      4.1
Enterprise Partners II Associates, L.P.(4)
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660......................    35,088     *               --       35,088     *
Dr. Yui L. Wang(5).............................  1,220,107    18.2       134,900     1,085,207    11.5
N. Fred Brannock(6)............................   866,309     12.9        59,625      806,684      8.6
Vincent S. Verneuil, Jr.(7)....................   866,309     12.9        79,700      786,609      8.4
401(k) Plan(8).................................  2,258,090    33.7       139,275     2,118,815    22.5
Charles R. Harris(9)...........................    50,000     *               --       50,000     *
Dirk M. Pfeiffer(10)...........................    25,000     *               --       25,000        *
Katherine Sullivan Abrams(11)..................     4,000     *               --        4,000        *
Dr. Narendra K. Gupta(12)......................     9,334     *               --        9,334     *
Walter G. Kortschak(13)........................  1,684,212    23.9       478,000     1,206,212    12.4
All executive officers and directors as a group
  (7 persons)(14)..............................  1,772,546    24.9            --     1,294,546    13.2
OTHER SELLING STOCKHOLDER
Thomas L. Ringer(15)...........................    25,834     *            8,500       17,334     *


---------------
*    Less than one percent of the outstanding Common Stock.


(1) Includes 1,311,934 shares of Common Stock issuable upon conversion of shares of Preferred Stock on a one-for-one basis, which will occur automatically upon the closing of the offering, and 345,246 shares of Common Stock underlying outstanding warrants. Summit Partners III, L.P. is the general partner of Summit Ventures III, L.P. The general partner of Summit Partners III, L.P. is Stamps, Woodsum & Co. III, a general partnership. The general partners of Stamps, Woodsum & Co. III are Gregory
     M. Avis, E. Roe Stamps, IV, Stephen G. Woodsum, Walter G. Kortschak, Martin
     J. Mannion, Thomas S. Roberts, Bruce R. Evans, John A. Genest and Ernest K. Jacquet (collectively, the "Summit General Partners"). Each of the Summit General Partners, including Mr. Kortschak, a director of the Company, exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.



(2) Includes 21,400 shares of Common Stock issuable upon conversion of shares of Preferred Stock on a one-for-one basis, which will occur automatically upon the closing of the offering, and 5,632 shares of Common Stock underlying outstanding warrants. The general partners of Summit Investors II, L.P. are the Summit General Partners. Each of the Summit General Partners, including Mr. Kortschak, a director of the Company, exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.



(3) Includes 305,556 shares of Common Stock issuable upon conversion of shares of Preferred Stock on a one-for-one basis, which will occur automatically upon the closing of this offering, and 80,410 shares of Common Stock underlying outstanding warrants. The general partner of Enterprise Partners II, L.P. and Enterprise Partners II Associates, L.P. is Enterprise Management Partners II, L.P. The general partners of Enterprise Management

     Partners II, L.P. are Charles D. Martin, James H. Berglund, Andrew E. Senyei and James P. Gauer, each of whom exercises shared voting and investment power over the beneficial holdings of such entity and of Enterprise Partners II Associates, L.P. Each of Messrs. Martin, Berglund, Senyei and Gauer disclaims beneficial ownership of such shares and the shares held of record by Enterprise Partners II Associates, L.P.



(4) Includes 27,778 shares of Common Stock issuable upon conversion of shares of Preferred Stock on a one-for-one basis, which will occur automatically upon the closing of this offering, and 7,310 shares of Common Stock underlying outstanding warrants. See footnote (3) above for the natural persons that exercise voting and investment power over such shares.



(5) Represents 1,149,409 shares held of record by various trusts for the benefit of members of Mr.Wang's immediate family and 70,698 shares held of record by the Company's 401(k) Plan. Dr. Wang served as Chairman of Board of Directors until May 1996 and served as President and Chief Executive Officer of the Company from December 1994 until June 1995. Assuming the over-allotment option is exercised in full, Dr. Wang will beneficially own 1,064,972 or 11.3% of the outstanding shares of Common Stock after the offering.



(6) Represents 796,251 shares held of record by various trusts for the benefit of members of Mr. Brannock's immediate family and 70,058 shares held of record by the Company's 401(k) Plan. Mr. Brannock served as Director of the Company until May 1996 and served as Vice President of the Company until November 1994. Assuming the over-allotment option is exercised in full, Mr. Brannock will beneficially own 797,740 or 8.5% of the outstanding shares of Common Stock after the offering.



(7) Represents 796,251 shares held of record by various trusts for the benefit of Mr. Verneuil's immediate family, and 70,058 shares held of record by the Company's 401(k) Plan. Mr. Verneuil served as Vice President and Secretary of the Company until May 1996. Assuming the over-allotment option is exercised in full, Mr. Verneuil will beneficially own 774,654 or 8.2% of the outstanding shares of Common Stock after the offering.



(8) Represents shares held of record by the Company's 401(k) Plan which are beneficially owned by employees and former employees of the Company.



(9) Represents 50,000 shares of Common Stock issuable upon exercise of stock options that become exercisable within 60 days of the date of this Prospectus.



(10) Represents 25,000 shares of Common Stock issuable upon exercise of stock options that become exercisable within 60 days of the date of this Prospectus.



(11) Represents 4,000 shares of Common Stock issuable upon exercise of stock options that become exercisable within 60 days of the date of this Prospectus.



(12) Represents 9,334 shares of Common Stock issuable upon exercise of stock options that become exercisable within 60 days of the date of this Prospectus.



(13) Mr. Kortschak, a director of the Company is a general partner of Stamps, Woodsum & Co. III, an affiliate of Summit Ventures III, L.P., and a general partner of Summit Investors II, L.P. Mr. Kortschak exercises shared investment and voting power with respect to such shares, but disclaims beneficial ownership of such shares.



(14) Includes 80,334 shares subject to stock options held by directors and officers that are exercisable within 60 days of the date of this Prospectus.



(15) Represents shares obtained in May 1996 through exercise of options pursuant to the Company's 1994 Stock Option Plan. Mr. Ringer is a former director of the Company.

                          DESCRIPTION OF CAPITAL STOCK

     Following the completion of the offering, the authorized capital stock of the Company shall consist of 30,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

     As of the date of this Prospectus, there are 6,700,503 shares of Common Stock outstanding (assuming conversion of all outstanding Preferred Stock and exercise of stock options after June 30, 1996) held of record by five stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of holders of the Preferred Stock described below. The Common Stock has no preemptive or other similar rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. As of the date of this Prospectus, all of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares consisting of any series or the designation of such series without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Upon consummation of this offering, no shares of Preferred Stock will be outstanding. The Company has no present intention to issue shares of Preferred Stock.

REGISTRATION RIGHTS

     Under the terms of the Registration Rights Agreement, the Investors, the Founders and the 401(k) Plan, who in the aggregate will hold 6,369,026 shares of Common Stock following this offering (the "Registrable Shares"), have certain rights with respect to the registration of such shares of Common Stock under the Securities Act. Under the Registration Rights Agreement, holders of 40% or more of the Registrable Shares held by the Investors on two occasions may request that the Company effect a registration and public offering under the Securities Act of the Registrable Shares, subject to certain conditions, including the right of the Company to defer the public offering for up to 90 days. In the event that the Company proposes to register any of its Common Stock under the Securities Act, holders of Registrable Shares are entitled to receive notice thereof and to include in such registration all or part of the Registrable Shares that they hold, subject to certain conditions, including the right of the underwriters to limit the number of shares of Common Stock to be included in the underwritten public offering. Furthermore, following this offering the Investors have the right to request registrations on Form S-3 until the fifth anniversary of this offering, subject to certain conditions.

ANTITAKEOVER EFFECTS OF PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     The Company's Charter provides that all stockholder action must be effected at a duly called meeting or by unanimous written consent. The Bylaws also provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50% of the Company's outstanding capital stock. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board of Directors and in the policies furnished by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are also designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. These provisions of the Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions could also have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation. In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. See "Risk Factors -- Antitakeover effects of the Company's Charter, Bylaws and
Section 203 of the Delaware General Corporation Law."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust Company of California.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the Company's Common Stock. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

     Upon completion of this offering, the Company will have 9,400,503 shares of Common Stock outstanding. Of these outstanding shares, the 3,600,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, unless they are held by "affiliates" of the Company within the meaning of Rule 144 promulgated under the Securities Act as currently in effect. Of the remaining 5,800,503 shares held by existing stockholders, 25,334 shares are "restricted shares" within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, and 5,775,169 shares are eligible for sale without restriction or further registration under Rule 144, unless they are held by "affiliates" of the Company or subject to a "lock-up" agreement summarized below.

     The 25,334 "restricted shares" held by existing stockholders will be eligible for sale without restriction or further registration beginning 90 days after the date of this Prospectus under Rule 701, unless they are subject to a "lock-up" agreement summarized below.

     All holders of the Company's Common Stock, including all officers and directors of the Company, have agreed with the Representatives of the Underwriters and/or the Company that, until 180 days after the effective date of this offering, they will not directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC") and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the Common Stock. The Company has agreed with the Representatives not to release any holders from such agreements without the prior consent of Alex. Brown & Sons Incorporated. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the effective date of this offering without the prior written consent of Alex. Brown & Sons Incorporated, subject to certain limited exceptions. The lockup agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Alex. Brown & Sons Incorporated.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three month period "restricted shares" beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or
(ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least two years have elapsed since such shares were acquired from the Company or an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and the availability of current public information regarding the Company. However, a person who has not been an "affiliate" of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least three years have elapsed since such shares were acquired from the Company or an affiliate of the Company. In addition, the SEC has proposed revisions to Rule 144 and Rule 144(k), the effect of which would be to shorten the holding period under Rule 144 from two years to one year and to shorten the holding period under Rule 144(k) from three years to two years. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market 180 days after the Effective Date. Any shares subject to lock-up agreements may be released at any time without notice by the Underwriters. In general, under Rule 701, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.

     As of the date of this Prospectus, the Company had reserved an aggregate of 1,666,667 shares of Common Stock for issuance pursuant to its 1994 Stock Option Plan, and options to purchase 1,520,833 shares were outstanding under such plan, and the Company had reserved an aggregate of 1,000,000, 125,000 and 200,000 shares, respectively, for issuance under its 1996 Stock Plan, 1996 Director Option Plan and Employee Stock Purchase Plans. In addition, 413,167 shares of Common Stock subject to vested stock options under the 1994 Stock Option Plan will be eligible for sale upon expiration of the lock-up agreements. As soon as practicable following the offering, the Company intends to file a registration statement on Form S-8 under the Securities Act to register shares of Common Stock reserved for issuance under the plans. Such registration statement will automatically become effective immediately upon filing with the SEC, and such shares will thereafter be freely transferable, subject to the lock-up agreements summarized above. See "Risk Factors -- Shares Eligible for Future Sale."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Wessels, Arnold & Henderson, L.L.C., have severally agreed to purchase from the Company and the Selling Stockholders the following respective number of shares of Common Stock (or warrants immediately exercisable therefor) at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                     NAME                             NUMBER OF SHARES
          ----------------------------------------------------------  ----------------
          Alex. Brown & Sons Incorporated...........................
          Wessels, Arnold & Henderson, L.L.C........................
                                                                      ----------------
            Total...................................................     3,600,000
                                                                      =============

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company has been advised by Representatives of the Underwriters that the Underwriters propose to offer the shares of Common stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of $          per share. The Underwriters may allow and such dealers may reallow
a concession not in excess of $          per share to certain other dealers.
After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 540,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriters name in the above table bears to the total number of shares of Common Stock offered hereby, and the Company and the Selling Stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,600,000 shares are being offered.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm orders to any account over which they exercise discretionary authority.

     All holders of the Company's Common Stock, including all officers and directors of the Company, have agreed with the Representatives of the Underwriters and/or the Company that, until 180 days after the effective date of this offering, they will not directly or indirectly offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the SEC and shares of Common Stock which may be issued upon exercise of a stock option or warrant) or enter into any hedging transaction relating to the Common Stock. The Company has agreed with the Representatives not to release any holders from such agreements without the prior consent of Alex. Brown & Sons Incorporated. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the effective date of this offering without the prior written consent of Alex. Brown & Sons Incorporated, subject to certain limited exceptions. The lockup agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Alex. Brown & Sons Incorporated.

     Prior to the offering there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered are prevailing market conditions, the results of operations of the Company in recent periods, market capitalizations and stage of development of other companies which the Company and the representative of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Stockholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Jeffrey D. Saper, a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, is Secretary of the Company. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Morrison & Foerster LLP, Irvine, California.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company included in this Prospectus and elsewhere in the Registration Statement as of December 31, 1994 and 1995 and June 30, 1996 and for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein and in the Registration Statement and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1 under the Securities Act, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the SEC, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                            SIMULATION SCIENCES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report.........................................................     F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 1994 and 1995, and June 30, 1996......     F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and the six months ended June 30, 1995 (Unaudited) and 1996...................     F-4
Consolidated Statements of Stockholders' Equity for the years ended December 31,
  1993, 1994 and 1995 and the six months ended June 30, 1996.........................     F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and the six months ended June 30, 1995 (Unaudited) and 1996...................     F-6
Notes to Consolidated Financial Statements...........................................     F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Simulation Sciences Inc.:

     We have audited the accompanying consolidated balance sheets of Simulation Sciences Inc. and subsidiaries (the Company) as of December 31, 1994 and 1995 and June 30, 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Simulation Sciences Inc. and subsidiaries as of December 31, 1994 and 1995 and June 30, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 and the six months ended June 30, 1996 in conformity with generally accepted accounting principles.

August 2, 1996 (except for paragraphs 14 and 15 of Note 4,

for which the date is October   , 1996)



     The accompanying consolidated financial statements include the effects of a reverse stock split of the Company's common stock approved by the Company's Board of Directors in May 1996, anticipated to be effective prior to the closing of this offering. The above opinion is in the form which will be signed by Deloitte & Touche LLP upon consummation of the reverse stock split, which is described in Note 4 of the notes to the consolidated financial statements, and assuming that, from October 4, 1996 to the date of such reverse stock split, no other events will have occurred that would affect the accompanying consolidated financial statements and notes thereto.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Costa Mesa, California

October 4, 1996

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               AS OF DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994         1995           JUNE 30, 1996
                                                        ----------   ----------   -----------------------
                                                                                    ACTUAL     PRO FORMA
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 1)....................  $3,905,817   $5,442,283   $1,693,032
Short-term investments (Note 1).......................     114,531       14,531       14,531
Accounts receivable, less allowance for doubtful
  accounts of $427,944, $456,387 and $751,969 at
  December 31, 1994, 1995 and June 30, 1996,
  respectively........................................   5,847,681    8,869,483    9,271,367
Unbilled accounts receivable (Note 1).................     279,564      250,514      160,095
Costs and estimated earnings in excess of billings on
  uncompleted contracts (Note 6)......................     532,979
Income tax refund receivable (Note 7).................     713,889      968,552      412,917
Deferred income taxes (Note 7)........................   1,372,209    2,170,741    2,170,741
Prepaid expenses and other current assets.............     358,565      411,760      467,735
                                                        -----------  -----------  -----------
    Total current assets..............................  13,125,235   18,127,864   14,190,418
LONG-TERM INSTALLMENTS RECEIVABLE, net of unamortized
  discount of $154,932 at June 30, 1996 (Note 1)......                             2,685,816
PROPERTY AND EQUIPMENT (Note 1):
Computer equipment and programs.......................   3,621,406    4,126,674    5,429,138
Furniture and fixtures................................   2,487,253    3,171,422    3,254,671
                                                        -----------  -----------  -----------
                                                         6,108,659    7,298,096    8,683,809
Less accumulated depreciation.........................  (4,263,722)  (4,956,783)  (5,312,530)
                                                        -----------  -----------  -----------
  Property and equipment, net.........................   1,844,937    2,341,313    3,371,279
OTHER ASSETS (Note 1).................................     342,611      552,014    1,815,096
DEFERRED INCOME TAXES (Note 7)........................     979,750      533,191      533,191
                                                        -----------  -----------  -----------
                                                        $16,292,533  $21,554,382  $22,595,800
                                                        ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable......................................  $1,124,745   $1,401,529   $1,017,540
Accrued vacation and bonus payable....................     552,266    1,103,794    1,091,479
Other accrued liabilities.............................   1,678,199    2,345,523    3,044,446
Income taxes payable (Note 7).........................     504,867    1,087,698    1,142,544
Billings in excess of costs and estimated earnings on
  uncompleted contracts (Note 6)......................                  219,526      209,639
Deferred revenue (Note 1).............................   3,945,527    5,554,699    5,368,277
                                                        -----------  -----------  -----------
    Total current liabilities.........................   7,805,604   11,712,769   11,873,925
COMMITMENTS (Note 8)
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.001
  par value; 5,000,000 shares authorized, 1,666,668
  shares issued and outstanding at December 31, 1994
  and 1995 and June 30, 1996..........................   4,802,120    4,802,120    4,802,120
STOCKHOLDERS' EQUITY (Notes 4 and 5):
Common stock, $.001 par value; 30,000,000 shares
  authorized; 5,000,000, 5,000,000 and 5,025,835
  shares issued and outstanding at December 31, 1994
  and 1995 and June 30, 1996, respectively, 6,692,503
  pro forma shares at June 30, 1996...................       5,000        5,000        5,026   $    6,693
Additional paid-in capital............................   1,470,402    1,470,402    1,540,599    6,341,052
Retained earnings.....................................   2,209,407    3,564,091    4,374,130    4,374,130
                                                        -----------  -----------  -----------
    Total stockholders' equity........................   3,684,809    5,039,493    5,919,755   $10,721,875
                                                        -----------  -----------  -----------
                                                        $16,292,533  $21,554,382  $22,595,800
                                                        ===========  ===========  ===========


          See accompanying notes to consolidated financial statements.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996

                                                                                      SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,                JUNE 30,
                                            ------------------------------------   -----------------------
                                               1993         1994         1995         1995         1996
                                            ----------   ----------   ----------   ----------   ----------
                                                                                   (UNAUDITED)
REVENUE (Notes 1 and 9):
Software license revenue..................  $25,048,480  $25,608,641  $29,888,672  $13,953,002  $19,636,493
Services and other revenue................   3,095,551    2,643,523    3,230,639    1,293,384    2,154,484
                                            -----------  -----------  -----------  ----------   -----------
    Total revenue.........................  28,144,031   28,252,164   33,119,311   15,246,386   21,790,977
COST OF SALES:
Cost of software license revenue..........   2,886,592    3,989,665    3,509,514    1,705,221    1,778,479
Cost of services and other revenue........   1,243,664    2,697,857    3,250,878    1,394,398    1,552,462
                                            -----------  -----------  -----------  ----------   -----------
    Total cost of revenue.................   4,130,256    6,687,522    6,760,392    3,099,619    3,330,941
                                            -----------  -----------  -----------  ----------   -----------
GROSS PROFIT..............................  24,013,775   21,564,642   26,358,919   12,146,767   18,460,036
OPERATING EXPENSES (Notes 1, 5 and 8):
Sales and marketing.......................   9,842,083   10,473,325   11,662,381    5,663,499    7,338,579
Research and development..................   8,230,140    9,633,982    8,621,381    4,330,601    6,844,944
General and administrative................   3,784,907    3,858,002    3,868,506    1,368,370    3,066,513
                                            -----------  -----------  -----------  ----------   -----------
    Total operating expenses..............  21,857,130   23,965,309   24,152,268   11,362,470   17,250,036
                                            -----------  -----------  -----------  ----------   -----------
INCOME (LOSS) FROM OPERATIONS.............   2,156,645   (2,400,667)   2,206,651      784,297    1,210,000
INTEREST AND OTHER INCOME.................     312,660      193,247       99,905      271,786      163,253
                                            -----------  -----------  -----------  ----------   -----------
INCOME (LOSS) BEFORE PROVISION (BENEFIT)
  FOR INCOME TAXES........................   2,469,305   (2,207,420)   2,306,556    1,056,083    1,373,253
PROVISION (BENEFIT) FOR INCOME TAXES (Note
  7)......................................     865,567     (565,343)     951,872      435,825      563,214
                                            -----------  -----------  -----------  ----------   -----------
NET INCOME (LOSS).........................  $1,603,738   $(1,642,077) $1,354,684   $  620,258   $  810,039
                                            -----------  -----------  -----------  ----------   -----------
PRO FORMA NET INCOME PER SHARE............                            $      .17                $      .10
                                                                      -----------               -----------
PRO FORMA WEIGHTED AVERAGE COMMON
  SHARES..................................                             7,788,831                 7,788,831
                                                                      -----------               -----------


          See accompanying notes to consolidated financial statements.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                   AND FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                                              COMMON STOCK        ADDITIONAL                    TOTAL
                                                          ---------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                                           SHARES      AMOUNT      CAPITAL      EARNINGS       EQUITY
                                                          ---------   ---------   ----------   ----------   -------------
Balances as of January 1, 1993..........................  6,827,941   $   6,828   $1,097,976   $7,002,359    $ 8,107,163
Contribution by a stockholder of 100% ownership interest
  in affiliate (Note 5).................................                             615,985                     615,985
Repurchase of common stock (Note 4).....................  (1,827,940)    (1,828)    (243,559)  (4,754,613)    (5,000,000)
Net income..............................................                                        1,603,738      1,603,738
                                                          ---------   ----------  ----------   ----------       --------
Balances as of December 31, 1993........................  5,000,001       5,000    1,470,402    3,851,484      5,326,886
Net loss................................................                                       (1,642,077)    (1,642,077)
                                                          ---------   ----------  ----------   ----------       --------
Balances as of December 31, 1994........................  5,000,001       5,000    1,470,402    2,209,407      3,684,809
Net income..............................................                                        1,354,684      1,354,684
                                                          ---------   ----------  ----------   ----------       --------
Balances as of December 31, 1995........................  5,000,001       5,000    1,470,402    3,564,091      5,039,493
Stock option exercises (Note 4).........................     25,834          26       70,197                      70,223
Net income..............................................                                          810,039        810,039
                                                          ---------   ----------  ----------   ----------       --------
Balances as of June 30, 1996............................  5,025,835   $   5,026   $1,540,599   $4,374,130    $ 5,919,755
                                                          ---------   ----------  ----------   ----------       --------


          See accompanying notes to consolidated financial statements.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
          AND THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED) AND 1996


                                                                                                  SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                   JUNE 30,
                                                    --------------------------------------    ------------------------
                                                       1993          1994          1995                        1996
                                                    ----------    ----------    ----------       1995       ----------
                                                                                              ----------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................   $1,603,738    $(1,642,077)  $1,354,684    $  620,258    $  810,039
Adjustments to reconcile net income (loss) to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization of
    property and equipment.......................      811,648       885,005       693,060       209,019       355,747
  Provision for doubtful accounts................      213,540       120,404        28,443           443       295,582
  Deferred income taxes..........................     (432,948)   (1,014,737)     (351,973)           87
  Increase in cash surrender value of officers'
    life insurance policies......................      (73,039)
  Change in operating assets and liabilities:
    Accounts receivable..........................      (45,690)   (1,469,055)   (3,050,245)      192,006      (697,466)
    Unbilled accounts receivable.................      297,791       298,515        29,050      (145,423)       90,419
    Costs and estimated earnings in excess of
      billing on uncompleted contracts...........     (421,613)     (111,366)      532,979       154,433
    Income taxes refund receivable...............                   (713,889)     (254,663)                    555,635
    Prepaid expenses and other current assets....     (284,620)      (15,958)      (53,195)      140,588       (55,975)
    Other assets.................................     (112,770)        6,303      (209,403)     (305,415)   (1,263,082)
    Accounts payable.............................      584,194       102,361       276,784      (592,055)     (383,989)
    Accrued vacation and bonus payable...........       78,086        84,379       551,528       228,120       (12,315)
    Other accrued liabilities....................    1,087,846       426,440       667,324      (278,165)      698,923
    Accrued employee stock ownership
      plan contribution..........................     (935,485)     (487,675)
    Income taxes payable.........................      233,477      (128,595)      582,831       133,520        54,846
    Due to related party.........................     (122,484)
    Billings in excess of costs and estimated
      earnings on uncompleted contracts..........     (444,090)                    219,526                      (9,887)
    Deferred revenue.............................      497,042     1,143,930     1,609,172       508,020      (186,422)
                                                    -----------   -----------   -----------   ----------    -----------
      Net cash provided by (used in) operating
        activities...............................    2,534,623    (2,516,015)    2,625,902       865,436       252,055
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment..............   (1,155,543)   (1,316,582)   (1,227,460)     (373,399)   (1,385,713)
Proceeds from disposition of property and
  equipment......................................                    578,471        38,024
Purchases of marketable securities...............     (604,349)     (100,000)
Proceeds from sale of marketable securities......      426,981       609,022       100,000       100,000
Purchase of shares of affiliate..................       (1,000)
Long-term installments receivable................                                                           (2,685,816)
Proceeds from officers' life insurance
  policies.......................................                    583,379
                                                    -----------   -----------   -----------   ----------    -----------
      Net cash (used in) provided by investing
        activities...............................   (1,333,911)      354,290    (1,089,436)     (273,399)   (4,071,529)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note payable........................      (30,000)
Proceeds from issuance of preferred stock........    5,000,000
Cost of preferred stock issuance.................     (197,880)
Repurchase of common stock.......................   (5,000,000)
Cash received as part contribution of ownership
  interest in affiliate..........................      321,605
Proceeds from stock option exercises.............                                                               70,223
                                                    -----------   -----------   -----------   ----------    -----------
      Net cash provided by financing
        activities...............................       93,725                                                  70,223
                                                    -----------   -----------   -----------   ----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS....................................    1,294,437    (2,161,725)    1,536,466       592,037    (3,749,251)
CASH AND CASH EQUIVALENTS,
  beginning......................................    4,773,105     6,067,542     3,905,817     3,905,817     5,442,283
                                                    -----------   -----------   -----------   ----------    -----------
CASH AND CASH EQUIVALENTS, ending................   $6,067,542    $3,905,817    $5,442,283    $4,497,854    $1,693,032
                                                    ===========   ===========   ===========   ==========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -- Income taxes paid...............   $  502,121    $  453,460    $  270,142    $   95,581    $  240,217
                                                    ===========   ===========   ===========   ==========    ===========


          See accompanying notes to consolidated financial statements.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   GENERAL AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     General and Nature of Operations -- Simulation Sciences Inc. is engaged primarily in the development and marketing of computer software for simulation applications primarily for the oil refinery and chemical industries all over the world. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and losses have approximated management's expectations. The accompanying consolidated financial statements include the accounts of Simulation Sciences Inc. and its wholly owned subsidiaries in Japan, Venezuela, Germany and the United Kingdom (collectively, the Company). All significant intercompany transactions and balances have been eliminated.

     Unaudited Information -- The information set forth in these consolidated financial statements for the six months ended June 30, 1995 is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the period. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     Cash Equivalents -- Cash equivalents generally represent highly liquid investments purchased with an original maturity date of three months or less.

     Short-Term Investments -- Short-term investments are valued at market value and consist of certificates of deposit and marketable equity securities. The Company accounts for investments in accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. This statement specifies the accounting treatment of the Company's investments in equity securities based on the investment classifications defined in the statement. The Company has classified the equity securities as available for sale, and in accordance with SFAS No. 115, they have been recorded at market value as of December 31, 1994, 1995 and June 30, 1996. The market value approximates the carrying amount at December 31, 1994, 1995 and June 30, 1996.

     Fair Value of Financial Instruments -- The recorded amounts of cash and cash equivalents, investment securities, accounts receivable and accounts payable at December 31, 1994 and 1995 and June 30, 1996 approximate fair value in accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, due to the relatively short period of time between origination of the instruments and their expected realization.

     Long-Term Installments Receivable -- Long-term installments receivable represent the present value of future payments under noncancelable license agreements which provide for payments in installments over a one- to five-year period. A portion of the revenue from each installment payment is recognized as interest income in the accompanying consolidated statements of operations. The interest rate in effect at June 30, 1996 was 8%.

     Property and Equipment -- Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, generally five years.

     Other Assets -- Included in other assets at June 30, 1996 is purchased research and development costs of $1,000,000. The Company has acquired the right to use certain technology from a third party and intends to incorporate such technology into a product which is presently under development. Also included in other assets at June 30, 1996 are $376,263 of costs related to the Company's initial public offering. Such costs will be offset against the proceeds of such offering if successful. If unsuccessful, such costs will be expensed.

     Software Development Costs -- Development costs related to new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized as of December 31, 1994 or 1995 and June 30, 1996.

     Revenue Recognition -- The Company recognizes revenue from product licensing agreements in accordance with American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition ("SOP 91-1"). SOP 91-1 generally requires recognition of license revenue upon shipment or renewal and recognition of revenue for maintenance and customer support ratably over the life of the contract. However, if license fees and maintenance and customer support charges are not separately identified, then all revenue from the contract must be recognized ratably over its life. More than 95% of the Company's license contracts entered into before 1996 did not separately identify both software license fees and charges for customer support obligations. As a result, the Company recognized revenue from these contracts ratably over the term of such contracts in accordance with SOP 91-1 ("Ratable Revenue"). The remaining contracts identified the cost of maintenance and the license fee separately and, under SOP 91-1, the Company recognized revenue from the license portion of the contracts upon shipment or renewal ("License Revenue") and from the service portion of the contracts ratably over their respective terms. Accordingly, the revenue recognized under a contract resulting in License Revenue recognition will be higher in the quarter of shipment or renewal, and lower in later quarters, than that recognized under a contract resulting in Ratable Revenue recognition. In 1996, the Company began increasing the number of contracts for new and renewing customers that separately identify software license fees and customer support charges, resulting in recognition of License Revenue on an increased portion of contracts. Unbilled accounts receivable related to license periods up to and including December 31, 1994 and 1995 and June 30, 1996 under noncancelable license agreements amounted to $279,564, $250,514, and $160,095, respectively, and has been recognized as revenue in fiscal 1994, 1995 and the six months ended June 30, 1996.

     Revenues from software product sales are recognized upon shipment of the products to customers, and revenues from related customer software support programs are recognized ratably over terms specified in the sale agreement. The Company accounts for insignificant vendor obligations by deferring a portion of the revenue and recognizing it either ratably as the obligations are fulfilled or when the related services are performed.

     Revenues related to development contracts are recognized on the percentage-of-completion method, based generally on the ratio of software engineering costs incurred to date to estimated total software engineering costs at completion. Losses on contracts, if any, are recognized when such losses are determined. Revenues from royalty agreements are recognized when earned.

     Income Taxes -- The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities for the future consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. The Company provides for income taxes during interim reporting periods based on an estimate of taxable income for the fiscal year.

     Foreign Currency Translation -- In accordance with SFAS No. 52, Foreign Currency Translation, the United States dollar is considered to be the functional currency for the Company's foreign subsidiaries, and translation adjustments are included in other income in the Company's consolidated statements of operations.


     Pro Forma Information -- The Company is preparing for an initial public offering of its common stock which, upon completion, will result in the conversion of all outstanding shares of preferred stock into shares of common stock (Note 4). The accompanying pro forma information, which is unaudited, gives effect to the conversion of all outstanding shares of preferred stock into common stock at or prior to the closing of the offering.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

     Pro Forma Net Income Per Share -- Pro forma net income per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding. Weighted average common and common equivalent shares include common shares, warrants to purchase shares of common stock, stock options using the treasury stock method, and the pro forma conversion of all outstanding shares of preferred stock into shares of common stock.

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4D, stock options granted during the twelve months prior to the date of the initial filing of the Company's Form S-1 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method as if they were outstanding for all periods presented.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Concentration of Revenues in the Petroleum Industry -- The Company derives a substantial majority of its revenues from software licenses to companies in the petroleum industry, which is highly cyclical. Accordingly, the Company's future success is dependent upon the continued demand for computer-aided chemical engineering software by companies in the petroleum industry. The Company believes that economic downturns in the U.S., Europe, Japan and Asia and pricing pressures experienced by petroleum companies in connection with cost containment measures have led to delays and reductions in certain capital and operating expenditures by many of such companies worldwide. The Company's revenues have in the past been, and may in the future be, subject to substantial period-to-period fluctuations as a consequence of such industry patterns, general domestic and foreign economic conditions and other factors affecting spending in the petroleum industry. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results and financial condition.

2.   CASH SURRENDER VALUE OF OFFICERS' LIFE INSURANCE POLICIES

     The Company was the beneficiary of life insurance policies related to officers of the Company. The policies had a face value of $7,600,000 and a cash surrender value of $583,379 as of December 31, 1993. During 1994, these policies were canceled and the cash surrender value was received.

3.   REVOLVING LINE OF CREDIT

     In July 1995, the Company entered into a secured lending arrangement (the "Agreement") with Bank of America National Trust and Savings Association (the "Bank"), providing for a $3.0 million revolving line of credit bearing interest at the Bank's prime rate, collateralized by substantially all of the assets of the Company. The Agreement expires in September 1996 and has certain financial and other covenants. At June 30, 1996, there were no borrowings outstanding under the Agreement and the Company was not in compliance with two of the covenants. The Company received a letter waiving the breached covenants through June 30, 1996 and intends to renew the agreement under substantially the same terms and conditions as its present Agreement.

4.   STOCKHOLDERS' EQUITY

     On December 17, 1993, in a private placement offering, the Company sold 1,666,668 shares of Series A convertible preferred stock ($.001 par value) at a price of $3.00 per share, raising proceeds of $4,802,120, net of offering costs of $197,880. In connection with this offering, the Company also issued warrants to the holders of Series A Convertible Preferred Stock to purchase 438,598 shares of the Company's common stock for $2.85 per share. Such warrants remain outstanding at June 30, 1996 (Note 1).

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

     The holders of Series A convertible preferred stock are entitled to receive cumulative dividends at the rate of $.24 per share, per annum when and if declared by the Board of Directors. No dividends have been declared to date. Series A convertible preferred stock, including any accrued but unpaid dividends, may be converted at the option of the holder into common stock of the Company, assuming a preferred stock value of $3.00 and considering the fair market value of the Company's common stock at the time of conversion, subject to adjustment as defined.

     Unless an initial public offering (meeting certain specifications) has occurred, the holders of the preferred stock and related warrants and any common stock issued upon conversion of the preferred stock or the warrants can require that the Company repurchase such securities upon a sale of substantially all the Company's assets, certain mergers and corporate reorganizations, or in December 1999 (with a two-year payout, if needed). Such repurchase would occur at the higher of fair market value or the initial purchase price. It is anticipated that all of the outstanding shares of preferred stock will be converted into common stock on a share for share basis at or prior to the Company's initial public offering (Note 1).

     Preferred stockholders have liquidation preference over the common stockholders in the event of liquidation, dissolution, merger or sale of the Company. Liquidation preference per share is equal to $3.00, plus declared but unpaid dividends, subject to adjustment as defined. Because there is no mandatory redemption of the Series A convertible preferred stock, no accretion of additional amounts to the carrying values of such preferred stock was recorded.

     On December 17, 1993, the Company repurchased from its stockholders 1,827,940 shares of common stock for $5,000,000. Upon repurchase by the Company, the shares were canceled.

     Effective March 2, 1994, the Company adopted the Simulation Sciences Inc. 1994 Stock Option Plan which provides for up to 1,666,667 options to purchase common stock of the Company at market price as of the date of grant. The options are to be issued to key employees and directors as determined by the Company's Board of Directors. Such options vest ratably over five years. The following table summarizes activity under the Stock Option Plan.

                                                                                         NUMBER OF
                                                          NUMBER OF        PRICE          OPTIONS
                                                           SHARES        PER SHARE      EXERCISABLE
                                                          ---------     -----------     -----------
    BALANCE, January 1, 1994..........................           --     $        --            --
    Granted...........................................      500,667            2.73
                                                          ---------      ----------
    BALANCE, December 31, 1994........................      500,667            2.73
    Granted...........................................      585,000            2.67
    Canceled..........................................     (171,667)           2.73
                                                          ---------      ----------
    BALANCE, December 31, 1995........................      914,000       2.67-2.73        65,800
                                                                                          -------
    Granted...........................................      626,000       5.37-7.50
    Exercised.........................................      (25,834)           2.73
                                                          ---------      ----------       -------
    BALANCE, June 30, 1996............................    1,514,166     $2.67-$7.50       160,600
                                                          =========      ==========       =======

     Subsequent to June 30, 1996, options to purchase 8,000 shares were exercised at $2.73, options to purchase 26,667 shares at $7.50 per share were granted and options for 12,000 shares at $2.73 were cancelled.

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

     At June 30, 1996 126,667 shares were available for grant under the Option Plan.

     On May 2, 1996, the Company's Board of Directors approved the 1996 Stock Option Plan (the "1996 Plan"), the 1996 Employee Stock Purchase Plan (the "ESPP") and the 1996 Director Option Plan (the "Director Plan"). The 1996 Plan, the ESPP and the Director Plan will not be become effective until the date of a public offering of the Company's stock.

     1996 Stock Plan. The 1996 Plan provides for the granting to employees of incentive stock options and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). The 1996 Plan may be administered by the Board of Directors or a committee of the Board (the "Committee") which has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Committee has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1996 Plan. Options and SPRs granted under the 1996 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must generally be exercised within three months of the end of the optionee's status as an employee or consultant of the Company or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term. In the case of SPRs, unless the Committee determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Committee. The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years. The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted for as described in the preceding sentence, the Committee shall provide for the Optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the plan administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the plan administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

     1996 Employee Stock Purchase Plans. The U.S. Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), has two six-month offering periods each year beginning on the first trading day on or after January 1 and July 1, respectively, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before June 30, 1997. The U.S. Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. The U.S. Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 10% of an employee's compensation (including commissions and overtime, but excluding other bonuses and incentive compensation), up to a maximum of $20,000 for all offering periods ending within the same calendar year. The price of stock purchased under the U.S. Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or at the end of each offering period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company. Rights granted under the U.S. Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the U.S. Purchase Plan. The U.S. Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Board of Directors shall shorten the offering period then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The Board of Directors has the authority to amend or terminate the U.S. Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the U.S. Purchase Plan.

     The Foreign Purchase Plan is not intended to qualify under Section 423 of the Code, but the terms of the Foreign Purchase Plan are substantially similar to those of the U.S. Purchase plan.

     1996 Director Option Plan. Non-employee directors are entitled to participate in the Director Plan. The Director Plan provides for the automatic grant of an option for 20,000 shares of Common Stock (the "First Option") to each non-employee director on the earlier of: (i) the effective date of the Director Plan, or (ii) the date on which the person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was a director of the Company. After the First Option is granted to the non-employee director, he or she shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") each year on the date of the annual stockholder's meeting of the Company at which such non-employee director is re-elected as a director, if on such date he or she shall have served on the Board for at least six months. Each First Option and each Subsequent Option shall have a term of 10 years and the shares subject to the option shall vest and become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries after its date of grant. The exercise prices of the First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

     Stock Split -- On May 2, 1996, the Company's Board of Directors approved a 1-for-3 reverse stock split of the Company's common stock to become effective prior to the closing of the offering. All share, per share and conversion amounts relating to common stock, preferred stock, warrants and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split for all periods presented.

     Reincorporation -- The Company reincorporated in the State of Delaware in September 1996.

     In 1993, the Company had a profit sharing plan and a defined contribution money purchase pension plan covering substantially all employees. Both plans were combined in an employee stock ownership plan (the "ESOP"). As of December 31, 1993, the ESOP owned 2,258,090 shares (27%) of the Company's common stock, which were acquired from the three major stockholders of the Company. Total pension and profit sharing expense was $837,675 for the year ended December 31, 1993.

     On January 1, 1994, the ESOP was amended and restated to provide for the combination of the plans into a 401(k) plan. The Company matches participating employee (participant) contributions of up to 5% of

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES compensation at rates up to 100%, depending on the participant's compensation. During the year ended December 31, 1994 and 1995, matching contributions totaled $124,838 and $111,092, respectively.

     Recently Issued Accounting Standard -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoptions of the recognition and measurement provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of this award and is recognized over the service period, which is usually the vesting period.

     Pursuant to the new standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, but would be required to disclose in a note to the financial statements pro forma net income, and if presented, net income per share as if the Company had applied the new method of accounting. The accounting requirements of the new method are effective for all employee awards granted after the beginning of the fiscal year of adoption.

     The Company has determined that it will not change to the fair value method and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock-based transactions.

5.   RELATED PARTY TRANSACTIONS

     For the eight-month period ended August 31, 1993, the Company paid service fees totaling $1,431,070 to SimSci International Inc. (previously 100% owned by one of the stockholders of the Company).

     Effective August 31, 1993, the stockholder contributed 100% of the outstanding stock of SimSci International Inc. to the Company in exchange for $1,000. Accordingly, the Company has recorded a contribution to additional paid-in capital of $615,985 as a result of this transaction. The contribution was comprised substantially of cash ($321,605), property ($204,750) and the forgiveness of a receivable ($89,630).

6. COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS (BILLINGS IN EXCESS OF COST AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS)

     Contracts in progress consist of the following:

                                                                                    SIX MONTHS
                                                        YEAR ENDED DECEMBER 31,       ENDED
                                                        ------------------------     JUNE 30,
                                                           1994          1995          1996
                                                        ----------    ----------    ----------
    Costs incurred on uncompleted contracts..........   $1,706,898    $1,490,418    $1,107,664
    Estimated earnings...............................      414,161       487,430     1,240,453
                                                        -----------   -----------   -----------
                                                         2,121,059     1,977,848     2,348,117
    Less billings to date............................   (1,588,080)   (2,197,374)   (2,557,756)
                                                        -----------   -----------   -----------
    Costs and estimated earnings in excess of
      billings on uncompleted contracts (billings in
      excess of cost and estimated earnings on
      uncompleted contracts).........................   $  532,979    $ (219,526)   $ (209,639)
                                                        ===========   ===========   ===========

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

7.   INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                        1993          1994         1995
                                                      ---------    ----------    ---------
        Current:
          Federal..................................   $ 529,990    $ (561,110)   $ 224,311
          State....................................     149,570        78,964      228,876
          Foreign..................................     618,955       931,540      850,658
                                                      ----------   -----------   ----------
                                                      1,298,515       449,394    1,303,845
        Deferred federal and state.................    (432,948)   (1,014,737)    (351,973)
                                                      ----------   -----------   ----------
                                                      $ 865,567    $ (565,343)   $ 951,872
                                                      ==========   ===========   ==========

     A reconciliation of the Company's effective tax rate compared to the statutory federal rate is as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                                    1993     1994      1995
                                                                    ----     -----     ----
        Income taxes at the statutory federal rate..............    34.0%    (34.0)%   35.0%
        State taxes, net of federal benefit.....................     3.9      (0.7)     3.9
        Foreign tax rate differential...........................    (4.1)     10.7     (2.2)
        Dividends from foreign subsidiaries.....................                        4.4
        Other...................................................     1.2      (1.6)     0.2
                                                                    ----     -----     ----
                                                                    35.0%    (25.6)%   41.3%
                                                                    ====     =====     ====

     The Company provides deferred income taxes for temporary differences between assets and liabilities recognized for financial reporting purposes and income tax purposes. The income tax effects of these temporary differences representing significant portions of the deferred tax assets and liabilities are as follows:

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                                        1994          1995
                                                                      ---------     ---------
    DEFERRED TAX ASSETS:
    Deferred revenues.............................................    $1,044,152    $1,968,207
    Domestic loss carryforwards...................................    1,147,208
    Accrued expenses..............................................      476,550       737,158
    Tax credit carryovers.........................................                    338,333
                                                                      ----------    ----------
      Total deferred tax assets...................................    $2,667,910    $3,043,698
                                                                      ==========    ==========
    DEFERRED TAX LIABILITIES:
    Depreciable assets............................................    $(201,576)    $(191,246)
    Deferred state taxes..........................................     (100,805)     (134,950)
    Other.........................................................      (13,570)      (13,570)
                                                                      ----------    ----------
      Total deferred tax liabilities..............................     (315,951)     (339,766)
                                                                      ----------    ----------
      Net deferred tax asset......................................    $2,351,959    $2,703,932
                                                                      ==========    ==========

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

8.   LEASES

     As of December 31, 1995, the Company has various operating lease commitments expiring through 2008 for office space and rental equipment, as follows:

                Year ending December 31:
                  1996..............................................  $  844,059
                  1997..............................................   1,637,323
                  1998..............................................   1,092,217
                  1999..............................................   1,091,365
                  2000..............................................   1,059,901
                  2001..............................................     608,854
                  Thereafter........................................   4,555,710
                                                                      -----------
                                                                      $10,889,429
                                                                      ===========

     Rent expense was $1,558,962, $1,832,491 and $1,828,365 for the years ended December 31, 1993, 1994 and 1995, respectively, and $922,767 and $977,747 for the six months ended June 30, 1995 and 1996, respectively. Certain stockholders of the Company, in connection with their involvement in a partnership, acquired a 44% interest in the Company's main office facility in October 1992. Total rent expense incurred by the Company to such partnership amounted to $521,384, $425,020 and $482,973 for the years ended December 31, 1993, 1994 and 1995, respectively, and $240,097 and $318,455 for the six months ended June 30, 1995 and 1996, respectively. The Company's lease with the partnership expires in 2008.

9. GEOGRAPHICAL INFORMATION

     Revenue, income (loss) before income taxes and identifiable assets for the Company's North American, European and Asian operations are as follows:

                                                                            SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                    JUNE 30,
                              --------------------------------------    ------------------------
                                 1993          1994          1995                        1996
                              ----------    ----------    ----------       1995       ----------
                                                                        ----------
                                                                        (UNAUDITED)
    REVENUE
    North America:
      Customers............   $11,429,913   $10,261,017   $11,095,791   $5,623,427    $7,876,495
      Intercompany.........    2,073,080     1,911,727     2,543,834     1,205,388     2,236,146
                              -----------   -----------   -----------   -----------   -----------
                              13,502,993    12,172,744    13,639,625     6,828,815    10,112,641
    Europe/Middle
      East/Africa:
      Customers............    9,023,205     9,726,969    11,416,180     5,140,345     6,370,523
      Intercompany.........    1,053,755     3,144,229     3,921,029     1,912,922     2,437,639
                              -----------   -----------   -----------   -----------   -----------
                              10,076,960..  12,871,198    15,337,209     7,053,267     8,808,162
    Japan:
      Customers............    3,224,397     3,994,161     5,109,689     2,274,321     4,114,769
      Intercompany.........      190,062       363,991       361,440       168,743       148,298
                              -----------   -----------   -----------   -----------   -----------
                               3,414,459     4,358,152     5,471,129     2,443,064     4,263,067

                   SIMULATION SCIENCES INC. AND SUBSIDIARIES

                                                                            SIX MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,                    JUNE 30,
                                 1993          1994          1995                        1996
                              -----------   -----------   -----------      1995       -----------
                                                                        -----------
                                                                        (UNAUDITED)
    Pacific Rim:
      Customers............    3,013,534     2,659,705     3,483,764     1,335,549     2,062,890
      Intercompany.........           --            --            --            --            --
                              -----------   -----------   -----------   -----------   -----------
                               3,013,534     2,659,705     3,483,784     1,335,549     2,062,890
    Other*:
      Customers............    1,452,982     1,610,312     2,013,867       872,744     1,366,294
      Intercompany.........    1,366,235       510,311       610,087       293,927       213,464
                              -----------   -----------   -----------   -----------   -----------
                               2,819,217     2,120,623     2,623,954     1,166,671     1,579,758
    Eliminations...........   (4,683,132)   (5,930,258)   (7,436,390)   (3,580,980)   (5,035,541)
                              -----------   -----------   -----------   -----------   -----------
                              $28,144,031   $28,252,164   $33,119,311   $15,246,386   $21,790,977
                              ===========   ===========   ===========   ===========   ===========
    INCOME (LOSS) BEFORE
      TAXES:
    United States..........   $2,253,639    $(2,635,451)  $1,474,826    $  678,667    $  (32,791)
    Japan..................       70,953       194,170       282,149       172,717       460,372
    Other..................      144,713       233,861       549,581       204,699       944,672
                              -----------   -----------   -----------   -----------   -----------
                              $2,469,305    $(2,207,420)  $2,306,556    $1,056,083    $1,372,253
                              ===========   ===========   ===========   ===========   ===========
    ASSETS:
    United States..........   $17,391,713   $15,316,479   $20,419,549   $15,779,201   $20,853,847
    Japan..................    1,838,084     2,088,026     2,049,995     2,408,379     1,778,246
    Other..................      378,441       442,366       858,925       598,310     2,478,268
    Eliminations...........   (2,669,569)   (1,554,338)   (1,774,087)   (2,037,660)   (2,514,561)
                              -----------   -----------   -----------   -----------   -----------
                              $16,938,669   $16,292,533   $21,554,382   $16,748,230   $22,595,800
                              ===========   ===========   ===========   ===========   ===========

* Consists primarily of sales into Latin American countries.

                            DESCRIPTION OF GRAPHICS

     The graphic depicts the complete manufacturing cycle in the process industry from the extraction of raw materials to the production of finished products such as gasoline, paint, adhesives, etc. The graphic is comprised of three main sections; top, middle and bottom. The top section includes the logo of the Company and the following description: "SimSci is a leading provider of commercial simulation software and related services to the process industries, including the petroleum, petrochemical and industrial chemicals process industries and the engineering and construction firms that support these industries." The middle section is a graphic showing a broad circular arrow with various icons and descriptive headings depicting the processing of materials into finished products. The bottom section is comprised of the following description: "SimSci's simulation software products and services are designed to provide the information necessary to increase profitability by reducing capital investment costs, improving plant yields and enhancing management decision making."

     The middle section is described here in more detail. As indicated, the middle section shows a broad arrow in a circular configuration upon which six smaller pictures or icons are superimposed with corresponding headings and descriptions. The circular arrow surrounds a central picture of the Company's logo and a computer monitor containing a screen capture from the Company's software. Between the outer circular arrow and the central picture are four two-way arrows; one over the central picture, one under, one at the left and one at the right. These arrows point between the central picture and surrounding circular arrow. Starting at the beginning of the broad circular arrow at the top left of the graphic the first icon superimposed depicts an oil derrick and crude oil below the earth's surface with the subheading: "Natural Resources." The description following is: "Fluid Flow Simulation and Optimization." The second icon depicts a pipeline with the subheading: "Raw Materials" and the description: "Network Optimization and Materials Selection." The third icon depicts a refinery with the subheading: "Raw Materials Processing" and the description: "Process Design and Retrofitting; Process Simulation and Optimization." The fourth icon depicts a processing plant and chemical reactors with the subheading: "Intermediate Products and Processing" and the description:
"Operations Debottlenecking and Troubleshooting; Plant Simulation and Optimization." The fifth icon depicts several finished products with the subheading: "Finished Products" and the description: "Environmental Impact Assessment and Safety Assurance." The sixth and final icon depicts several individuals around a conference table with the subheading: "Corporate Planning" and the description: "Scheduling, Planning and Enterprise Modeling."

             ------------------------------------------------------
             ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                       ------
Prospectus Summary.....................      3
Risk Factors...........................      5
Use of Proceeds........................     13
Dividend Policy........................     13
Capitalization.........................     14
Dilution...............................     15
Selected Consolidated Financial Data...     16
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations...........................     17
Business...............................     25
Management.............................     37
Certain Transactions...................     45
Principal and Selling Stockholders.....     46
Description of Capital Stock...........     48
Shares Eligible for Future Sale........     50
Underwriting...........................     52
Legal Matters..........................     53
Experts................................     53
Additional Information.................     54
Index to Consolidated Financial
  Statements...........................    F-1

                               ------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                3,600,000 SHARES
                                      LOGO
                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------
                               ALEX. BROWN & SONS
                  INCORPORATED

                          WESSELS, ARNOLD & HENDERSON
                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

    SEC registration fee.....................................................  $   14,276
    NASD filing fee..........................................................       4,640
    Nasdaq National Market listing fee.......................................      50,000
    Blue sky fees and expenses...............................................      12,000
    Printing and engraving expenses..........................................     125,000
    Legal fees and expenses..................................................     300,000
    Accounting fees and expenses.............................................     190,000
    Transfer agent and registrar fees........................................      10,000
    D&O Premium Increase.....................................................     250,000
    Miscellaneous............................................................      44,084
                                                                               ----------
         Total...............................................................  $1,000,000
                                                                                =========

     The Company will bear all of the foregoing fees and expenses.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article IX of the Company's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") (filed as Exhibit 3.3 to this Registration Statement) eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides for indemnification by the Company of its directors and officers. In addition, Article VI of the Company's Bylaws (filed as Exhibit 3.4 to this Registration Statement) requires the Company to indemnify any current or former director or officer to the fullest extent permitted by the DGCL. In addition, the Company has entered into indemnity agreements with its directors and executive officers (a form of which is filed as Exhibit 10.1 to this Registration Statement) that obligate the Company to indemnify such directors and executive officers to the fullest extent permitted by the DGCL. The Company also maintains officers' and directors' liability insurance, which insures against the liabilities that officers and directors of the Company may incur in such capacities.

     Reference is made to the form of Underwriting Agreement filed as Exhibit
1.1 to this Registration Statement, which provides for indemnification of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including those arising under the Securities Act of 1933, as amended (the "Securities Act"), in certain instances by the Underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the Registrant has issued and sold the following unregistered securities (adjusted to give effect to the one-for-three reverse stock split to be effected prior to the closing of the offering):


          (1) On December 17, 1993 the Registrant sold and issued 1,666,668 shares of Series A Convertible Preferred Stock and warrants for the purchase of 438,598 shares of the Registrant's Common Stock at $2.85 per share to certain Stockholders for cash in the aggregate amount of $5,000,000.



          (2) The Company granted incentive stock options or non-statutory stock options to employees, directors and consultants under its 1994 Stock Option Plan for 1,520,833 shares of the Company's Common Stock at exercise prices ranging from $2.67 to $7.50 per share. Pursuant to the exercise of stock options granted under the 1994 Stock Option Plan, the Company issued an aggregate of 33,834 shares of its Common Stock to employees, directors and consultants of the Company for consideration in the aggregate amount of $92,366.


     The sales and issuances of securities described in paragraph (1) were deemed to be exempt from registration under the Securities Act, principally by virtue of Section 4(2) thereof as transactions by an issuer not involving a public offering.

     The sales and issuances of securities described in paragraph (2) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 of the Securities Act.

     The purchasers of such securities in each case represented their intention to acquire the securities for investment only and not with a view to a sale or distribution thereof and appropriate legends were affixed to securities issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits


EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------    ---------------------------------------------------------------------------------
        1.1    Form of Underwriting Agreement
        3.1*   Certificate of Incorporation of the Registrant, as currently in effect
               (previously filed as Exhibit 3.2)
        3.2    Form of Restated Certificate of Incorporation of the Registrant to be effective after the closing of the offering made pursuant to the Registration Statement
        3.3*   Bylaws of the Registrant (previously filed as Exhibit 3.4)
        3.4*   Form of Amended and Restated Bylaws to be effective after the closing of the offering made pursuant to the Registration Statement
        4.1**  Form of specimen certificate for the Registrant's Common Stock
        5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (including the consent of such firm) regarding legality of securities being offered
       10.1*   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers
       10.2*   401(k) Plan
       10.3*   1994 Stock Option Plan and related agreements
       10.4    1996 Stock Plan and related agreements
       10.5    1996 Employee Stock Purchase Plan For U.S. Employees and related agreements
       10.6    1996 Employee Stock Purchase Plan For Non-U.S. Employees and related agreements
       10.7    1996 Director Option Plan and related agreements
       10.8*   Registration Rights Agreement dated December 17, 1993
       10.9*   Standard Office Lease dated September 1, 1992 between the Registrant and Brea
               Partners, as amended

EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT
-----------    ---------------------------------------------------------------------------------
       10.10*  Stock Purchase and Investment Agreement dated December 17, 1993 by and among the
               Registrant, certain stockholders and Northern Trust Bank of California, N.A. as
               Trustee of the Registrant's Employee Stock Ownership Plan and Money Purchase
               Pension Plan
       10.11*+ Product Development and Marketing Agreement dated July 31, 1991 between the
               Registrant and Special Analysis and Simulation Technology Limited
       10.12*+ Software License Agreement dated September 1, 1995 between Mobil Oil Corporation and the Registrant
       10.13*+ Software Development and Licensing Agreement dated February 22, 1996 between
               Shell Oil Products Company and the Registrant
       10.14*  Retirement Agreement entered into by the Registrant and Vincent S. Verneuil, Jr.
       11.1    Statement Re Computation of Per Share Earnings
       21.1*   List of Subsidiaries
       23.1*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of Exhibit 5.1 hereto)
       23.2    Consent of Deloitte & Touche LLP, independent auditors
       24.1*   Powers of Attorney
       27.1*   Financial Data Schedule


------------------

 * Previously filed

** To be filed by amendment.

 + Confidential treatment requested for portions of this document.

     (b)  Financial Statement Schedule

     Schedule II -- Valuation and Qualifying Accounts Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

     a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, State of California, on the 3rd day of October, 1996.


                                          SIMULATION SCIENCES INC.

                                          By: /s/  CHARLES R. HARRIS

                                            ------------------------------------
                                                Charles R. Harris
                                             President and Chief Executive
                                                Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed on the 3rd day of October, 1996 by the following persons in the capacities indicated:



                  SIGNATURE                                          TITLE
---------------------------------------------     --------------------------------------------
          /s/            CHARLES R.               President and Chief Executive Officer
                   HARRIS                         (Principal Executive Officer) and Director
---------------------------------------------
              Charles R. Harris
          /s/             L. RONALD               Vice President, Finance and Chief Financial
                   TREPP*                         Officer (Principal Financial and
---------------------------------------------     Accounting Officer)
               L. Ronald Trepp
      /s/           NARENDRA K. GUPTA*            Director
---------------------------------------------
              Narendra K. Gupta
      /s/         WALTER G. KORTSCHAK*            Director
---------------------------------------------
             Walter G. Kortschak
      *By /s/         CHARLES R. HARRIS
---------------------------------------------
              Charles R. Harris
              Attorney-in-fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                               BALANCE AT
                                               BEGINNING        CHARGED TO                     BALANCE AT
                 DESCRIPTION                   OF PERIOD    COSTS AND EXPENSES   DEDUCTIONS   END OF PERIOD
---------------------------------------------  ----------   ------------------   ----------   -------------
Allowance for doubtful accounts:
  Year ended December 31, 1994...............   $ 307,539        $120,405           $           $ 427,944
  Year ended December 31, 1995...............     427,944          28,443                         456,387
  Six months ended June 30, 1996.............     456,387         295,582                         751,969

                               INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
EXHIBIT NO.                                   EXHIBIT                                PAGE NUMBER
-----------    ----------------------------------------------------------------------
       1.1     Form of Underwriting Agreement
       3.1*    Certificate of Incorporation of the Registrant, as currently in effect
               (previously filed as Exhibit 3.2)
       3.2     Form of Restated Certificate of Incorporation of the Registrant to be
               effective after the closing of the offering made pursuant to the
               Registration Statement
       3.3*    Bylaws of the Registrant (previously filed as Exhibit 3.4)
       3.4*    Form of Amended and Restated Bylaws to be effective after the closing of the offering made pursuant to the Registration Statement
       4.1**   Form of specimen certificate for the Registrant's Common Stock
       5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
               (including the consent of such firm) regarding legality of securities being offered
      10.1*    Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers
      10.2*    401(k) Plan
      10.3*    1994 Stock Option Plan and related agreements
      10.4     1996 Stock Plan and related agreements
      10.5     1996 Employee Stock Purchase Plan For U.S. Employees and related agreements
      10.6     1996 Employee Stock Purchase Plan For Non-U.S. Employees and related agreements
      10.7     1996 Director Option Plan and related agreements
      10.8*    Registration Rights Agreement dated December 17, 1993
      10.9*    Standard Office Lease dated September 1, 1992 between the Registrant and Brea Partners, as amended
      10.10*   Stock Purchase and Investment Agreement dated December 17, 1993 by and among the Registrant, certain stockholders and Northern Trust Bank of
               California, N.A. as Trustee of the Registrant's Employee Stock
               Ownership Plan and Money Purchase Pension Plan
      10.11*+  Product Development and Marketing Agreement dated July 31, 1991 between the Registrant and Special Analysis and Simulation Technology
               Limited
      10.12*+  Software License Agreement dated September 1, 1995 between Mobil Oil
               Corporation and the Registrant
      10.13*+  Software Development and Licensing Agreement dated February 22, 1996 between Shell Oil Products Company and the Registrant
      10.14*   Retirement Agreement entered into by the Registrant and Vincent S.
               Verneuil, Jr.
      11.1     Statement Re Computation of Per Share Earnings
      21.1*    List of Subsidiaries
      23.1*    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
               (included as part of Exhibit 5.1 hereto)
      23.2     Consent of Deloitte & Touche LLP, independent auditors
      24.1*    Powers of Attorney
      27.1*    Financial Data Schedule


------------------

 * Previously filed.

**  To be filed by amendment.

 +  Confidential treatment requested for portions of this document.